Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of May 7, 2021

among

VILLAGE FARMS CANADA LIMITED PARTNERSHIP and

VILLAGE FARMS, L.P.

as Borrowers

and

certain affiliates of the Borrowers

as Guarantors

and

BANK OF MONTREAL

as Lender

(i)

(ii)

(iii)

SCHEDULE 12.1(u)(i)	Environmental Matters
SCHEDULE 12.1 (w)	Material Contracts and Licences
SCHEDULE 12.1(x)	Existing Debt
SCHEDULE 12.1(hh)	Deposit Accounts
SCHEDULE 12.1(ii)	Hemp Joint Venture Agreements
SCHEDULE 12.1(jj)	AVGG Hemp Joint Venture Agreements
SCHEDULE 12.1(kk)	Permitted Investments
SCHEDULE 13.1(4)	Insurance
SCHEDULE 13.2(8)	Transactions with Affiliates
EXHIBIT “A”	Form of Borrowing Base Certificate
EXHIBIT “B”	Compliance Certificate
EXHIBIT “C”	Drawdown Notice
EXHIBIT “D”	Rollover/Conversion Notice
EXHIBIT “E”	Permitted Liens

(iv)

amended and restated CREDIT AGREEMENT

This Amended and Restated Credit Agreement is made as of May 7, 2021 among VILLAGE FARMS CANADA LIMITED PARTNERSHIP and VILLAGE FARMS, L.P. as borrowers, CERTAIN AFFILIATES OF THE BORROWERS, as guarantors, and BANK OF MONTREAL, as lender.

WITNESS THAT WHEREAS:

(1)

The Lender made a credit facility available to Village Farms Canada Limited Partnership and Village Farms, L.P. on the terms and conditions set out in a credit agreement dated as of August 29, 2013 among, inter alia, Village Farms Canada Limited Partnership and Village Farms, L.P. as borrowers, certain affiliates of the borrowers, as guarantors, and the Lender, as subsequently amended by nine amending agreements (collectively, the Original Credit Agreement”);

(2)	The Lender, the Borrowers and the other Credit Parties wish to make amendments to and restate the terms of the Original Credit Agreement in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties hereto make the following agreements.

Article 1
INTERPRETATION

Section 1.1	Definitions

In this Agreement, the following terms shall have the following meanings, unless the context expressly or by necessary implication requires otherwise:

“Acceptable A/R Insurance” means accounts receivable insurance issued by an insurer satisfactory to the Lender at all times, in its sole discretion, and administered by a broker satisfactory to the Lender at all times, in its sole discretion, and in an amount and upon terms satisfactory to the Lender at all times, in its sole discretion, in respect of which the Borrower has assigned in favour of the Lender all proceeds payable thereunder and such insurer has provided a written acknowledgement to the Lender, including an agreement to pay the proceeds of such accounts receivable insurance policy directly to the Lender.

“Accommodation” means any Advance made by way of Loan, MasterCard Advance, issuance of a Letter of Credit or Hedging Arrangement.

“Accommodations Outstanding” means, at any particular date of determination with respect to the Facility, the aggregate outstanding amount of all Accommodations made under such Facility as of such date including the Aggregate Revolver Outstandings and the Aggregate Actual Hedge Exposure.

“Actual Hedge Exposure” means, with respect to any particular Hedging Arrangement, the amount owing pursuant thereto (in Canadian Dollars, or the Exchange Equivalent thereof if such amount is owing in US Dollars), if any, by any Credit Party in the event of a default or termination thereunder, determined in accordance with the terms of the applicable Hedging Arrangement.

“Additional Compensation” has the meaning set forth in Section 3.15.

“Advance” means an extension of credit under the Facility by the Lender to the Borrower.

“Affiliate” means, with respect to any particular Person, any other Person that directly or indirectly Controls (including any member of the senior management group of such Person), is Controlled by, or is under common Control with, such Person, or which owns, directly or indirectly, not less than 5% of the outstanding Equity Interests of such Person.

“Aggregate Actual Hedge Exposure” means, as of any particular date of determination, the aggregate amount of the Actual Hedge Exposure under all Hedging Arrangements.

“Aggregate Deemed Hedge Exposure” means, as of any particular date of determination, the aggregate of (a) the Deemed Hedge Exposure for all Hedging Arrangements made in Canadian Dollars, plus (b) the Exchange Equivalent in Canadian Dollars of the Deemed Hedge Exposure for all Hedging Arrangements made in US Dollars.

“Aggregate Revolver Outstandings” means, as of any particular date of determination, the aggregate of (a) the aggregate outstanding Principal Amount of all Revolving Loans, plus (b)  one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit, plus (c) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit, plus (d) the Aggregate Deemed Hedge Exposure for all Hedging Arrangements, plus (e) the MasterCard Limit (only at times when a MasterCard Advance is outstanding), plus (f) all other Obligations for Bank Products. If any such amount is in US Dollars, for purposes of this definition, such amount shall be the Exchange Equivalent in Canadian Dollars.

“Agreement” means, this amended and restated credit agreement, including all Schedules and Exhibits hereto, together with all amendments, renewals, supplements, variations, restatements, amendments and restatements or replacements hereof from time to time hereafter, made in accordance with the terms hereof.

“Applicable Law” means, at any particular time in respect of any particular Person, property, transaction or event, all laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event (whether or not having the force of law) and all applicable requirements, requests, official directives, consents, approvals, authorizations, guidelines, decisions, rules, orders and policies of any Governmental Authority having or purporting to have authority over such Person, property, transaction or event.

“Applicable Margin” means the Base Rate Margin, Prime Rate Margin, CDOR Margin, LIBOR Margin, US Prime Rate Margin, or Letter of Credit Fee, as applicable.

(2)

“Assignee” has the meaning set forth in Section 16.1(2).

“Associate” has the meaning given to such term in Section 195(1) of the Business Corporations Act (British Columbia), as in effect on the Original Closing Date.

“Audited Financial Statements” means, in respect of any particular Fiscal Year, the audited consolidated and consolidating balance sheet of the Borrower Group as at the last day of such Fiscal Year and the accompanying notes thereto and the related audited consolidated and consolidated income statements, cash flow statements and changes in shareholders’ equity for such Fiscal Year, as applicable, and the accompanying notes thereto, all prepared in accordance with GAAP and setting forth in each case, in comparative form, figures for the corresponding period in the preceding Fiscal Year, all in reasonable detail and fairly presenting in all material respects the financial position and the results of operations of the Borrower, its Subsidiaries and each other Credit Party as at the date thereof and for the Fiscal Year then ended, certified by the Auditor.

“Auditor” means PricewaterhousCoopers LLP or any other independent chartered accounting firm selected by the Borrower that is of national standing or is otherwise acceptable to the Lender.

“Authorized Representative” means, with respect to any Person that is not an individual, the chief executive officer, chief financial officer or president of such Person (or a Person in a similar capacity with respect to non-corporate entities).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 6.4.

“AVGG Hemp JV Co” means Arkansas Valley Green and Gold Hemp LLC, a Delaware limited liability company, and its successors and assigns.

“AVGG Hemp JV Documents” means the AVGG LLC Agreement.

“Base Rate” means, on any particular date of determination, the fluctuating rate per annum equal to the higher of (a) the rate of interest per annum publicly announced from time to time by the Lender as its reference rate for determining rates on US Dollar denominated commercial loans made by it in Canada and (b) the Federal Funds Rate plus 100 Basis Points per annum.

“Base Rate Loan” means, a Loan that bears interest at a rate based upon the Base Rate.

“Base Rate Margin” means 0.25% per annum.

“Basis Point” means one one-hundredth of one percent (.01%).

(3)

“Bank Products” means (a) all Hedging Arrangements, and (b) all products and services provided under or in connection with any agreement or other Credit Document executed by the Borrower or any Affiliate of the Borrower in respect of Cash Management Obligations, (c)  to the extent not otherwise included in the foregoing, all other types of banking products, services and facilities (other than Letters of Credit and MasterCard Advances to be provided in accordance with this Agreement) that are provided to the Borrower by the Lender, or any Person that was an Affiliate of the Lender at the time at which such Person agreed to provide such services, products or facilities.

“Benchmark” means, initially, LIBOR or other applicable LIBOR index rate; provided that if a Benchmark Transition Event, a Term SOFR Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or other applicable LIBOR index rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) or (b) of Section 6.4.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Bank for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate benchmark rate that has been selected by the Bank as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Credit Documents, upon the occurrence of a Term SOFR Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

(4)

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Bank:

(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)

for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated or bilateral credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Bank in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation

(5)

notices, the length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3)	in the case of a Term SOFR Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Borrower pursuant to Section 6.4(b); or
(4)	in the case of an Early Opt-in Election, the 6th Business Day after the date notice of such Early Opt-in Election is provided to the Borrower.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor

(6)

administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof) or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Credit Documents in accordance with Section 6.4 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Credit Documents in accordance with Section 6.4.

“Blocked Account” shall have the meaning given thereto in the Lockbox Agreement.

“Blocked Account Agreement” means the blocked account agreement made as of August 29, 2013 between Bank of Montreal, in its capacity as provider of banking services, the Canadian Borrower and the Lender, in its capacity as lender under this Agreement, as amended, restated or replaced from time to time.

“Borrowers” means the Canadian Borrower and the US Borrower; “Borrower” means any one of them, as applicable.

“Borrower’s Account” means any account of any Borrower maintained at the Branch of Account or at any other branch of the Lender (or an Affiliate of the Lender) or an account

(7)

of any Borrower maintained at the Chicago Branch or at any other branch of the Lender (or an Affiliate of the Lender) in the United States of America.

“Borrowing Base” means, as of any particular date of determination, an amount equal (without duplication) to the aggregate of:

(a)

85% (or such lesser or greater percentage as the Lender may determine appropriate at any time) of the Value of all Eligible Receivables other than Insured Receivables and other than Designated Receivables; plus

(b)	90% (or such lesser or greater percentage as the Lender may determine appropriate at any time) of the Value of all Insured Receivables; plus
(c)	90% (or such lesser or greater percentage as the Lender may determine appropriate at any time) of the Value of all Designated Receivables; plus
(d)

100% (or such lesser percentage as the Lender may deem appropriate at any time)  of cash of the Borrower maintained in blocked accounts, and subject to the blocked account agreements, with the Lender; minus

(e)	all Reserves (other than Priority Payables); minus
(f)	all Priority Payables.

“Borrowing Base Certificate” means a Certificate executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit “A”.

“Borrower Group” means Village Farms International Inc., and each Subsidiary including without limitation the Canadian Borrower and the US Borrower.

“Branch of Account” means the branch of the Lender located at First Canadian Place, Toronto, Ontario or such other branch of the Lender (or an Affiliate of the Lender, as applicable) in Canada or the United States of America as the Lender may advise the Borrower in writing from time to time.

“Business Day” means (a) any day on which the Lender is open for over-the-counter business in Toronto, Ontario (other than Saturday, Sunday or any other day on which banks are authorized or required by law to remain closed for normal business in Toronto, Ontario), (b) with respect to LIBOR Loans, any day of the year (other than Saturday or Sunday or any other day on which banks are authorized or required by law to remain closed for normal business in Toronto, Ontario, New York, New York or London, England and any other day that is not a day on which dealings in US Dollar deposits are conducted by and between banks in the London interbank Eurodollar market), and (c) with respect to the Chicago Branch, any day of the year on which the Lender is open for over-the-counter business in Chicago, Illinois (other than Saturday, Sunday or any other day on which banks in Chicago, Illinois are authorized or required by law to remain closed for normal business).

(8)

“Business Plan” means, with respect to any particular Fiscal Year, the business plan of the Borrower and each other Credit Party for such Fiscal Year (including any amendments thereto from time to time approved by the Lender), prepared on a consolidated and unconsolidated basis for the Borrower and each other Credit Party, and including a projected monthly and year to date income statement, balance sheet, statement of cash flows, listing of proposed Capital Expenditures, financial covenant calculations, borrowing base availability, major assumptions to be utilized and financial projections for such Fiscal Year on a month‑to‑month basis, and such other information as is requested by the Lender, all in form and content satisfactory to the Lender.

“Canadian Benefit Plan” means, with respect to any Canadian Credit Party, any employee benefit plan of any nature or kind whatsoever that is maintained by or contributed to, or required to be contributed to, by such Canadian Credit Party for any of its Canadian employees or former Canadian employees (excluding any statutory employee benefit plans with respect to which such Canadian Credit Party is required to comply, including the Canada Pension Plan and the Quebec Pension Plan).

“Canadian Borrower” means Village Farms Canada Limited Partnership, a limited partnership formed and existing under the laws of British Columbia, and its successors and permitted assigns.

“Canadian Credit Party” means any Credit Party organized and existing under the federal laws of Canada or any province or territory thereof.

“Canadian Dollar Equivalent” means, as at any particular date of determination with respect to any amount denominated in US Dollars, the Exchange Equivalent in Canadian Dollars of such amount on such date.

“Canadian Dollars”, ”$”, “Cdn$” and “C$” each refer to the lawful money of Canada.

“Canadian Pension Plans” means, with respect to any Canadian Credit Party, a Canadian Benefit Plan that is considered to be a pension plan for the purposes of any applicable pension benefits or tax statute or regulation in Canada established, maintained or contributed to by such Credit Party for any of its Canadian employees or former Canadian employees.

“Capital Expenditure” means, for any particular period, with respect to any particular Credit Party, any expenditure made by such Credit Party during such period in connection with the acquisition, improvement or maintenance of any capital or fixed asset of such Credit Party that is required in accordance with GAAP to be capitalized on the balance sheet of such Credit Party.

“Capitalized Lease Obligations” means, for any particular period, the aggregate liability in respect of all Capital Leases of the Credit Parties on a consolidated basis for such period, determined in accordance with GAAP.

(9)

“Capital Lease” means, with respect to any particular Credit Party, any lease or other arrangement relating to property or assets that is required in accordance with GAAP to be listed as a capital lease on the balance sheet of such Credit Party.

“Cash Equivalents” means, as at any particular date of determination:

(a)

any bond, debenture or other evidence of indebtedness issued, or fully and unconditionally guaranteed or insured, by the Government of Canada or the government of a province of Canada, or any agency or political subdivision thereof, and maturing not more than six months from the date of issuance thereof;

(b)

certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances issued by any commercial bank organized under the laws of Canada, having combined capital and surplus of not less than $1,000,000,000 and a rating of at least “A-1”(or the equivalent thereof) from Standard & Poor’s Corporation, or the equivalent rating from Moody’s Investors Services Inc. or DBRS Ltd., and maturing not more than six months from the date of issuance or execution thereof, as applicable;

(c)

commercial paper having a rating of at least “A-1” from Standard & Poor’s Corporation, or the equivalent rating from Moody’s Investors Services Inc. or DBRS Ltd., and maturing not more than three months after the date of issuance thereof;

(d)

any bond, debenture or other evidence of indebtedness issued, or fully and unconditionally guaranteed or insured, by the Government of the United States of America or any agency or political subdivision thereof, payable in US Dollars, having a rating of at least “A-1” (or the equivalent thereof) from Standard & Poor’s Corporation or an equivalent rating from DBRS Ltd. or Moody’s Investors Services, Inc., and maturing not more than six months after the date of issuance thereof.

“Cash Management Obligations” means, with respect to any particular Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services, (including treasury, depository, overdraft, controlled disbursement, credit, electronic funds transfer, automatic clearing house transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, legal fees and disbursements relating to any of the foregoing.

“CDOR Discontinuation Date” has the meaning specified in Section 4.4.

“CDOR Loan” means a Loan that bears interest at a rate based upon the CDOR Rate.

“CDOR Margin” means 1.50% per annum.

“CDOR Rate” means, on any particular date of determination, the annual rate of interest that is the arithmetic average of the rates posted by all listed institutions for bankers’ acceptances for the relevant period, as displayed and identified as such on the Reuters Screen CDOR Page (as defined at such time of determination in the International Swap

(10)

Dealer Association, Inc. definitions) at approximately 10:00 a.m. on such date or, if such date is not a Business Day, on the immediately preceding Business Day (as adjusted by the Lender after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate); and if such rate does not appear at such time on such Reuters Screen CDOR Page, then the CDOR Rate shall be the rate quoted at such time on such date by the Lender for banker’s acceptances accepted by the Lender.  Notwithstanding the foregoing, the “CDOR Rate” shall not be less than 0.50% per annum for purposes of this Agreement.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

“Certificate” means, with respect to any Person that is not an individual, a written certificate signed on behalf of such Person by an Authorized Person and, with respect to a Person that is an individual, a written certificate signed by such individual.

“Change of Control” means any event or circumstance whereby Village Farms International, Inc. shall cease to directly or indirectly, beneficially own and control at least 50.01% (on a fully diluted basis) of the economic and voting Equity Interests of the Borrowers.

“Chicago Branch” means the branch of the Lender located at 115 South LaSalle St., 12-W, Chicago Illinois 60603 or such other branch in Illinois as the Lender may designate from time to time.

“Claim” means any claim, demand, cause of action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party) at law or in equity, or before or by any Governmental Authority, domestic or foreign of any nature whatsoever, whether pending or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any property of a Credit Party.

“Closing Date” means May 7, 2021.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the present and future undertaking, property and assets (excluding real property) against or in respect of which Liens in favour of the Lender are now or are hereafter granted (or purported to be granted) pursuant to the Security documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, non-disturbance agreement, acknowledgement agreement or similar agreement executed by any lessor, mortgagee, warehouseman, processor, consignee or other Person (other than a Credit Party) in possession of, having a lien upon, or having rights or interests in any location at which Collateral is situate, in favour of and for the benefit of the Lender, its successors and assigns, and in form and content satisfactory to the Lender.

(11)

“Collection Accounts” shall have the meaning given thereto in the Blocked Account Agreement.

“Commitment” means the Revolving Commitment.

“Compliance Certificate” means a Certificate executed by the Borrowers substantially in the form of Exhibit “B”.

“Contingent Obligations” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against Loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Hedging Arrangement; (d) to make, take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement; (e) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire any obligation of another Person or any property constituting security therefor, or to provide funds for the payment or discharge of such obligation; and (f) to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation (other than in respect of a Hedging Arrangement) shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported. The amount of any Contingent Obligation in respect of a Hedging Arrangement shall equal the Deemed Hedge Exposure for such Hedging Arrangement.

“Contract Period” means, with respect to any particular Letter of Credit or Hedging Arrangement, the period selected by the Borrower in accordance with the terms of this Agreement during which such instrument, commitment or arrangement will be outstanding.

“Contractual Obligation” means, with respect to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument (including any Equity Interest issued by such Person) to which such Person is a party or by which, whether in writing or orally, such Person or any of its assets is bound or to which such Person or any of its assets is subject.

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of such Person, whether through the ability to exercise voting power over any Equity Interests, whether by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common

(12)

control, which together with a Borrower and any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Conversion” means the conversion of an outstanding Advance, or a portion of an outstanding Advance, into another Type of Advance under Section 2.8.

“Conversion Date” means the Business Day on which a Conversion occurs.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Documents” means, collectively, this Agreement, the Security, the Guarantees, each Letter of Credit Application, the MasterCard Agreement, the Hedging Arrangements, any certificate completed and executed by a Credit Party and all other Certificates, instruments, agreements and other documents (including without limitation any agreements pertaining to Hedging Arrangements and Bank Products) delivered, or to be delivered, to the Lender under or in connection with this Agreement or any of the Facilities provided for herein and any fee letters entered into between the Borrower and the Lender in respect of fees payable to the Lender.

“Credit Parties” means, collectively, the Canadian Borrower, the US Borrower and each other Person that may now or hereafter become a Guarantor.  For greater certainty, each of PSF, Hemp JV Co, AVGG Hemp JV Co and any other Permitted JV Entity, shall not be considered a Credit Party under this Agreement.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Bank decides that any such convention is not administratively feasible for the Bank, then the Bank may establish another convention in its reasonable discretion.

“Debt” means, in respect of any particular Credit Party:

(a)	all indebtedness of such Credit Party for borrowed money;
(b)	any obligation, contingent or otherwise, that is required to be classified as a liability in accordance with GAAP on the balance sheet of such Credit Party;
(c)	any obligation secured by a Lien on any property, assets or undertaking owned or acquired by such Credit Party, whether or not such obligation has been assumed;
(d)

any debt or liability of such Credit Party that represents the deferred acquisition cost of property or assets created or arising under any conditional sale agreement or other title retention agreement regardless of whether the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of the property or assets covered thereby;

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(e)	any liabilities, contingent, unmatured or otherwise, under indemnities given in respect of any bankers’ acceptance, letter of credit or letter of guarantee;
(f)	any operating lease under which such Credit Party has furnished a residual value guarantee in respect of which such Credit Party is liable as lessee; and
(g)	any Capital Lease by which such Credit Party is bound.

“Debt Service” means, for any period, the amount required by the Borrower Group (on a consolidated basis) to service its outstanding Debt during that period and includes (without limitation) interest, required principal payments (excluding for greater certainty, any principal payments which are: (a) lump sum repayments of principal amounts which are considered non-recurring in the normal course of principal payments, (b) funded with the net proceeds arising from any issuance or sale of any Equity Interests of any member of the Borrower Group, and (c) approved for exclusion by the Lender in the period in which they occur), payments required or made under any Capital Lease, fees payable in respect of letters of credit or letters of guarantee and the stamping fees and discount rates associated with bankers’ acceptances facilities and shares which, by their terms, or upon the happening of any event, mature or are mandatorily redeemable or are redeemable at the option of the holder and which shares are not fully subordinated to the Lien created by the Security documents.

“Deemed Hedge Exposure” means, with respect to any particular Hedging Arrangement, 10% of the principal amount thereof, or such other percentage thereof as is determined appropriate by the Lender in accordance with its policies in effect from time to time for Hedging Arrangements.

“Default” means any event, circumstance or omission that constitutes an Event of Default or that, after the giving of notice, the passage of time or the failure to remedy such event, circumstance or omission within a period of time, would constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) the Applicable Margin plus (c) two percentage points (2.00%) per annum.  Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.  In addition, the Default Rate shall result in an increase in the Letter of Credit Fee by two percentage points per annum.

“Deposit Account” means any bank, deposit or similar account in which cash proceeds or Cash Equivalents are deposited or held.

“Designated Receivables” means Eligible Receivables owing to a Credit Party from an account debtor which has a Standard & Poor’s rating of “BBB+” or better or a Moody’s Investor Services Inc. rating of “Baa” or better (or such other account debtor as the Lender may approve in writing from time to time at its sole discretion), and in respect of which, as against the relevant account debtor in respect of each such Eligible Receivable, the Credit

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Party has a Lien, trust or similar security interest or priority claim in its favour created pursuant to PACA.

“Drawdown Date” means any Business Day on which an Advance is made or is deemed to be made.

“Drawdown Notice” is defined in Section 2.5(1).

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR or other applicable LIBOR index rate, the occurrence of:

(1)

a notification by the Bank to each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in such notice and are publicly available for review), and

(2)	the election by the Bank to trigger a fallback from LIBOR and the provision by the Bank of written notice of such election to the Borrower.

“EBITDA” means, with reference to any particular Person for any particular period, Net Income of such Person for such period plus, without duplication, all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, plus (ii) income taxes for such period, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of such Person, plus or minus any adjustments for (iv) non cash gains or losses and extraordinary/unusual non-recurring items (such latter items to be agreed upon by the Lender in its sole discretion) for the respective period.  Notwithstanding the foregoing, proceeds in respect of business interruption insurance for losses which have occurred prior to the Original Closing Date will not be included in the calculation of EBITDA, whereas proceeds in respect of business interruption insurance for losses which have occurred after the Original Closing Date will be included in the calculation of EBITDA.

“EDC” means Export Development Canada and its successors and assigns.

“Eligible Receivable” means any Receivable arising from the sale of Inventory in the ordinary course of a Credit Party’s business, which the Lender determines to be an “Eligible Receivable”, and, without limiting the discretion of the Lender to make such determination, the Lender may include Receivables that satisfy all of the following criteria:

(a)	such Receivable is subject to the Lender’s perfected, first priority Lien and no other Liens (other than Permitted Liens, if applicable);
(b)	such Receivable is evidenced by an invoice or other documentary evidence satisfactory to the Lender;

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(c)	such Receivable does not arise out of a sale made by the relevant Credit Party to an Affiliate of the relevant Credit Party or to a Person controlled by an Affiliate of the relevant Credit Party;
(d)	such Receivable is not unpaid more than 90 days after the original invoice date or more than 60 days after the invoice due date;
(e)

such Receivable is not owing from an account debtor in respect of which 25% or more of the aggregate amount of all Receivables from such account debtor are unpaid more than 60 days after the invoice due dates or 90 after the original invoice dates;

(f)

such Receivable would not cause the aggregate amount of all Receivables owing by any account debtor and its Affiliates to exceed 10% (25% in respect of Wal-Mart Stores, Inc. and its Affiliates (including Sam’s Club), Loblaw Companies Limited and its Affiliates, Publix Super Markets, Inc. and its Affiliates.  The Kroger Company and its Affiliates, Albertsons Companies Inc. and its Affiliates (including Safeway, Inc.) together with such other entities as may be added to or removed from the list from time to time upon written notification from the Lender to the Borrower) of all Eligible Receivables;no covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(g)

the account debtor in respect of such Receivable is not a creditor or supplier of the applicable Credit Party, and such account debtor has not disputed its liability or made any claim with respect to any other Receivable due from such account debtor to such Credit Party;

(h)

none of the following events has occurred and is continuing with respect to the applicable account debtor for such Receivable: (i) death or judicial declaration of incompetency of an account debtor who is an individual; (ii) the filing by or against the account debtor of a request, proposal, notice of intent to file a proposal, proceeding, action or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under any bankruptcy, insolvency, restructuring, liquidation, winding-up, corporate or similar laws of Canada, any province or territory thereof, or any foreign jurisdiction, now or hereafter in effect; (iii) the making of a general assignment by the account debtor for the benefit of creditors; (iv) the appointment of a receiver, trustee, monitor, custodian, liquidator, administrator, interim receiver, receiver and manager, monitor or trustee or other official for the account debtor or for any of the assets of the account debtor, including “trustee” under the Bankruptcy and Insolvency Act, (Canada); (v) the institution by or against the account debtor of any other type of insolvency, liquidation, bankruptcy, winding-up or reorganization proceeding (under the laws of Canada, the United States of America or otherwise, including applicable corporate statutes, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the account debtor; (vi) the sale,

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assignment, or transfer of all or any material part of the assets of the account debtor; (vii) the non‑payment generally by the account debtor of its debts as they become due; (viii) the failure, cessation of the business of the account debtor as a going concern or insolvency of the account debtor; or (ix) the account debtor calling a meeting of its creditors or indicating its consent to any proceeding or action hereinabove described;

(i)

the sale giving rise to such Receivable was not made to an account debtor outside Canada or the United States of America, unless the sale is on letter of credit, guarantee or acceptance terms, in each case, as applicable, acceptable to the Lender in its reasonable credit judgment, or unless the Receivable is an Insured Receivable;

(j)

shipment of the merchandise or the rendition of services has been completed and the sale giving rise to such Receivable was not made on a bill and hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis and is not evidenced by chattel paper unless endorsed to the Lender and the account debtor’s obligation to pay is absolute and is not otherwise conditional upon completion of any further performance under any contract, agreement or arrangement or fulfillment of any condition or other matter;

(k)

the Lender has not determined, in its sole discretion that the prospect of collection of such Receivable is impaired or that such Receivable is uncollectible or collection is otherwise doubtful or that such Receivable may not be paid by reason of the account debtor’s financial position;

(l)

the account debtor is not the Government of the United States of America, any state, or any department, agency or instrumentality of any of them, unless the applicable Credit Party assigns its right to payment of such Receivable to the Lender pursuant to the Assignment of Claims Act of 1940, as amended or has otherwise complied with all other Applicable Laws, statutes, regulations and ordinances;

(m)

the account debtor is not located in any State of the United States of America or any Province of Canada which requires the filing of a Notice of Business Activities Report or registration or licencing to carry on business or similar report, registration or licencing in order to permit the relevant Credit Party to seek judicial enforcement in such State of the United States of America or Province of Canada of payment of such Receivable, unless the relevant Credit Party has qualified to do business in such Province or State or has filed a Notice of Business Activities Report or registration or licencing to carry on business or equivalent report, registration or licencing for the then current year;

(n)

the account debtor is not the Government of Canada nor, any province thereof, or any department, agency or instrumentality thereof, unless the Borrower applicable Credit Party has complied with all Applicable Laws, statutes (including the Financial Administration Act (Canada)), regulations and ordinances in order to duly and validly assign such Receivable to the Lender;

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(o)

the goods giving rise to such Receivable have been shipped and delivered to and accepted by the customer or the services giving rise to such Receivable have been performed by the relevant Credit Party and accepted by the customer and the Receivable otherwise represents a final sale;

(p)

the aggregate Receivables of such account debtor do not exceed a credit limit determined by the Lender, in its sole discretion, in respect of which the Borrower has received prior written notice, to the extent such Receivables exceed such limit;

(q)	such Receivable does not represent amounts that have been rebilled or that are subject to any credit notes, allowances, or rebates, including volume rebates;
(r)

such Receivable is not subject to any offset, deduction (other than ordinary course volume rebates deducted as provided in paragraph (r) above), defence, or any cause asserted for non-payment of any Receivables, including any dispute, claim, complaint, set-off, defence, contra account or counterclaim (real or asserted), lawful or unlawful, whether arising from or relating to a sale of merchandise by a Credit Party or any other transaction or occurrence, or otherwise contingent in any respect or for any reason;

(s)

the applicable Credit Party has not made any agreement with such account debtor for any extension of the time for payment or any deduction from payment, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each applicable invoice related to such Receivable;

(t)	no return, rejection or repossession of the merchandise has occurred; and
(u)	such Receivable is payable to the applicable Credit Party and is not subject to any right, claim or interest of any Person, other than the Lender.

“Environmental Claim” means any Claim in respect of a breach of any Environmental Law, including any remedial order, control order, stop order or other administrative order, complaint or sanction.

“Environmental Laws” means all Applicable Laws pertaining to environmental or occupational health and safety matters, in effect as at the Original Closing Date and as may be brought into effect or amended at a future date, including those pertaining to reporting, licensing, permitting, investigation, remediation and clean-up in connection with any presence or Release of a Hazardous Substance or threat of same or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling and the like of a Hazardous Substance.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required pursuant to any applicable Environmental Law.

“Equipment” means all equipment and any other machinery, tools, fixtures, trade fixtures, furniture, furnishings, office equipment, vehicles and all other goods now or hereafter used

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or usable in connection with a Credit Party’s business (other than Inventory), together with all parts, accessories and attachments relating to any of the foregoing.

“Equity Interest” means any shares, interests, participations or other rights to participate in the voting or equity ownership of a corporation and any equivalent ownership interests in any Person that is not a corporation, including any partnership or membership interest, and any warrant, option or other right to acquire or that is convertible into any ownership interest, and any other arrangement or right to, directly or indirectly, acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, a statute promulgated under the laws of the United States of America, together with the regulations thereunder as the same may be amended or replaced from time to time.

“ERISA Affiliate” means as applied to any Person (i) any corporation that is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which that Person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code) of which that Person is a member, (iii) any member of an affiliated service group (within the meaning of Section 414(m) or Section 414(o) of the Code) of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member, and (iv) any Person that was formerly a Person described in clause (i), clause (ii) or clause (iii) above, with respect to the period during which such Person was a Person described in clause (i), clause (ii) or clause (iii) and to the extent that any liabilities arise after such period for which any Credit Party or any Subsidiary of such Credit Party may be liable under the Code or ERISA.

“Event of Default” is defined in Section 14.1.

“Excess Amount” is defined in Section 9.3(1).

“Excess Availability” means, as at any particular date of determination, (i) the lesser of the Revolving Commitment and the Borrowing Base, minus (ii) the Aggregate Revolver Outstandings.

“Exchange Equivalent” means, as of any particular date of determination, with reference to any particular amount expressed in one currency, the amount of another applicable currency required to purchase such amount in the first currency on such date either (i) in the case of any amount derived directly or indirectly from any Financial Statements of the Credit Parties, the exchange rate used to convert from Canadian Dollars to US Dollars or US Dollars to Canadian Dollars, as applicable, in the preparation of such Financial Statements, and (ii) in all other cases, the applicable rate for the purchase by the Lender of the applicable amount of Canadian Dollars or US Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. (Toronto time) on such date it is a Business Day and on the immediately preceding Business Day if such date is not a Business Day.

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“Excluded Subsidiaries” means Village Farms DR, S.R.L.. For greater certainty, each of PSF, Hemp JV Co, AVGG Hemp JV Co and any other Permitted JV Entity as applicable, shall be considered an Excluded Subsidiary if at any time it becomes a Subsidiary under this Agreement.

“Excluded Taxes” means, (a) any Taxes imposed on or measured by the Lender’s net income and franchise taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized or in which its principal office or applicable lending office is located, and (b) any branch tax, branch profits tax or any similar tax imposed by any jurisdiction.

“Facility” means the Revolving Facility.

“FCC” means Farm Credit Canada.

“FCC Credit Agreement” means the Credit Agreement dated March 28, 2013 between FCC and Village Farms Canada Limited Partnership, as amended, restated or replaced from time to time.

“FCC Credit Documents” means the FCC Credit Agreement and all loan documents, instruments, agreements, guarantees, security and mortgages entered into by any of the Credit Parties from time to time pursuant to the FCC Credit Agreement.

“FCC Debt” means Debt owing to FCC under the FCC Credit Agreement.

“FCC Lien” means the Liens arising under or created by the FCC Credit Documents.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Financial Statements” means Audited Financial Statements or Unaudited Financial Statements, as applicable.

“Fiscal Year” means the fiscal year of each Credit Party, all of which currently end on December 31.

“Fixed Charge Coverage Ratio” means, with reference to the Borrower Group (on a consolidated basis and which, for greater certainty, includes VF Clean Energy Inc. for purposes of this definition and calculating the Fixed Charge Coverage Ratio for purposes

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of this Agreement) in respect of any particular Twelve Month Period (a) EBITDA, less cash Taxes, dividends paid and non-financed Capital Expenditures, divided by (b) Debt Service.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in Canada as in effect from time to time as set forth in the opinions and pronouncements of the relevant Canadian public and private accounting boards and institutes which are applicable to the relevant Person and the circumstances as of the date of determination consistently applied (including, without limitation, to the extent the same are adopted (subject to Section 1.3 hereof) by the Borrower, the International Financial Reporting Standards adopted by the Accounting Standards Board of the Canadian Institute of Chartered Accountants).

“Governmental Approvals” means, at any particular date of determination with respect to any Person or its property assets, all licenses, permits, consents, authorizations and approvals required from Governmental Authorities for the conduct of such Person’s business on such date.

“Governmental Authority” means any domestic or foreign government including any federal, provincial, state, territorial or municipal government and any executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any Person, body, department, bureau, agency, board, tribunal, commission branch or office thereof or having or claiming to have jurisdiction over the Credit Parties or any of their respective property or assets.

“Guarantees” means all guarantees held from time to time by or on behalf of the Lender guaranteeing or intending to guarantee, directly or indirectly, repayment of all, or any part of, the Obligations.

“Guarantor” means each Person that now or hereafter guarantees, or is intended to guarantee, repayment of all, or any part of, the Obligations.  As of the Closing Date, the Guarantors are set out on the signature pages hereto.

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes, but is not limited to, petroleum, its derivatives, by-products or other hydrocarbons, asbestos, controlled products, wastes and any other materials are regulated by Environmental Laws or which may not by their nature be hazardous, either in fact or as defined in or pursuant to any Environmental Laws but which become prohibited, controlled or regulated by any Governmental Authority.

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“Hedging Arrangement” means (a) any and all forward foreign exchange transactions, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transactions is governed by a or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any international foreign exchange master agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement and its related schedules, in each case for the purpose of hedging the Credit Parties’ exposure to exchange rates or currency valuations.

“Hemp JV Co” means Village Fields Hemp USA LLC, a Delaware limited liability company, and its successors and assigns.

“Hemp JV Documents” means the LLC Agreement.

“Honour Date” means, with respect to any particular Letter of Credit, the date on which the Borrower receives notice of any payment by the Lender under such Letter of Credit.

“Indemnified Person” means the Lender, its Affiliates, agents, representatives, attorneys any receiver or receiver and manager appointed by the Lender, and the respective officers, directors and employees of each of the foregoing Persons.

“Insured Receivables” means, at any particular time of determination, any Receivable that is insured at such time by Acceptable A/R Insurance.

“Intellectual Property” means all trade or brand names, business names, trade-marks (including logos), trade-mark registrations and applications, brand names, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors’ notes, research data, blue prints, drawings and designs, formulae, processes, technology and other intellectual property, together with all registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing.

“Intercreditor Agreement” means the intercreditor agreement dated as of August 29, 2013 entered into among FCC, the Lender and the Obligors, as the same may be amended, varied, supplemented, modified, amended and restated, renewed or replaced at any time and from time to time.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capital Leases and all amortization of debt discount and expense) of the Borrower for such period determined in accordance with GAAP.

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“Interest Payment Date” means, (a) with respect to any particular LIBOR Loan, the last day of the Interest Period applicable to such LIBOR Loan and the Maturity Date, (b) with respect to any particular CDOR Loan, the last day of the Interest Period applicable to such CDOR Loan and the Maturity Date, and (c) with respect to any other Loan, the last Business Day of each calendar month and the Maturity Date.

“Interest Period” means, (i) with respect to any particular LIBOR Loan, the period commencing on the date on which such LIBOR Loan is advanced or continued or another Loan is converted into such LIBOR Loan, as applicable, and ending on the date that is one, two or three months (each month being a period of 30 days for purposes of this definition) thereafter, as selected by the Borrower in its Drawdown Notice; and (ii) with respect to any particular CDOR Loan, the period commencing on the date on which such CDOR Loan is advanced or continued or another Loan is converted into such CDOR Loan, as applicable, and ending on the date that is one or three months (each month being a period of 30 days for purposes of this definition) thereafter, as selected by the Borrower in its Drawdown Notice; in each case provided that:

(a)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)	no Interest Period shall extend beyond the Maturity Date.

“Interest Rate” means each or any of the interest rates referred to herein, including without limitation the Default Rate and the interest rates set out in Section 3.1.

“Inventory” means all “inventory”, as such term is defined in the PPSA, now or hereafter acquired by any Credit Party, including and any other goods which are held for sale or lease or are to be furnished under contracts of service or consumed in a Credit Party’s business, all raw materials, work in process and finished goods, all goods that are returned or repossessed that would otherwise have constituted inventory as otherwise set out herein, and all materials and supplies of every kind and nature used or usable in connection with the acquisition, manufacture, processing, supply, servicing, storing, packing, shipping, advertising, selling, leasing or furnishing of the foregoing, and any other components or parts thereof.

“Investment” has the meaning ascribed thereto in Section 13.2(18) hereof.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate

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derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuance Date” means the date on which a Letter of Credit is issued pursuant to this Agreement.

“ITA” means the Income Tax Act (Canada) and any successor thereto, and any regulations promulgated thereunder.

“Landlord” means any Person that is leasing a Real Property Interest to a Credit Party pursuant to a Lease between such Person and such Credit Party, whether oral or in writing.

“Laws” means, collectively, all international, foreign, federal, provincial, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lease” means, any lease of real or personal property in respect of which any Credit Party has a leasehold interest, as lessee.

“Lender” means Bank of Montreal and its successors and assigns.

“Letter of Credit” means any commercial or standby letter of credit or letter of guarantee issued by the Lender or an affiliate of the Lender at the request of the Borrower pursuant to and in accordance with Article 5.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit, executed by the Borrower in the form required by the Lender at the time such application is made.

“Letter of Credit Fee” means, as of any particular date of determination in respect of any particular Letter of Credit, the rate per annum payable to the Lender on such date in respect of the face amount of such Letter of Credit, equal to 2.00% per annum, and calculated and payable quarterly in advance.

“LIBOR” means, with respect to the requested amount of a LIBOR Loan (or any portion of the LIBOR Loan in respect of which the Borrower has selected an Interest Period or Interest Periods commencing on the same date and having the same duration) during the relevant Interest Period:

(a)

the rate of interest per annum (expressed on the basis of a 360‑day year) determined by the Lender by reference to the rates quoted on the Reuters Monitor Screen LIBORO1 page (or any successor source from time to time) as being the arithmetic average of the rates offered in London, England by reference banks shown on such screen as of 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period to make deposits in US Dollars with leading banks in

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the London Interbank Offer Rate market for a period comparable to such Interest Period, and if different rates are quoted for deposits in varying amounts, in the amount which is closest the amount of the requested LIBOR Loan; or

(b)

if for any reason the Reuters Monitor Screen LIBORO1 page is not available in respect of the relevant Interest Period, “LIBOR” for the amount of the requested LIBOR Loan during the relevant Interest Period shall mean the annual rate of interest (expressed on the basis of a year of 360 days) determined by the Lender as being the rate of interest at which the Lender, in accordance with its normal practices, would be prepared to offer to leading banks in the London Interbank Offer Rate market for delivery on the first day of the relevant Interest Period for a period equal to such Interest Period based on the number of days comprised therein, deposits in US Dollars of amounts comparable to the amount of the requested LIBOR Loan to be outstanding under this Agreement during such Interest Period, at or about 11:00 a.m. (London, England time); provided that, in no event, shall LIBOR be less than 0.50%.

“LIBOR Loan” means a Loan that bears interest at a rate based upon LIBOR.

“LIBOR Margin” means 1.50% per annum.

“Lien” means any lien (whether statutory or otherwise), mortgage, pledge, deposit arrangement, preference, priority assignment, security interest, deed of trust, hypothecation, sequestration, deemed trust, charge or other encumbrance or preferential arrangement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof, easement, right of way, or capitalized Lease, any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and in the case of Equity Interest, any purchase option, call or similar right of a third party with respect to such Equity Interest.)

“Loan” means any Revolving Loan, including a Prime Rate Loan, a CDOR Loan, a Base Rate Loan, a US Prime Rate Loan or a LIBOR Loan.

“Lockbox Agreement” means the lockbox and blocked account agreement dated August 29, 2013 between BMO Harris Bank N.A., the US Borrower and the Lender, as amended, restated or replaced from time to time.

“Loss” means any loss whatsoever, whether direct or indirect, including expenses, costs, damages, judgments, penalties, awards, assessments, fines and any and all fees, disbursements and expenses of counsel, experts and consultants.

“MasterCard Advance” is defined in Section 8.1.

“MasterCard Agreement” means, as of any particular date of determination, the Lender’s standard form documents relating to the operation of MasterCard accounts in effect at such time.

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“MasterCard Limit” means $US100,000 or the Canadian Dollar Equivalent thereof.

“Material Adverse Change” means a change that results in, or would reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent), property or financial condition of the Credit Parties, taken as a whole; (b) a material adverse effect on the ability of the Credit Parties, taken as a whole, to perform their obligations under the Credit Documents; or (c) a material adverse effect on the rights and remedies of the Lender under the Credit Documents or the Lender’s ability to enforce its rights or remedies under this Agreement or any other Credit Document.

“Material Contract” means, with respect to any particular Person, any contract, licence or other agreement to which such Person is a party or by which it is bound that is material to such Person’s business, operations, properties, assets or prospects, having regard to the subject matter thereof or the potential consequences of a breach or termination thereof.

“Maturity Date” means, the earliest of (i) the third anniversary of the Closing Date, namely May 7, 2024, (ii) the date which is 90 days prior to the then current maturity date in respect of the FCC Debt and (iii) the date on which the Facility is terminated earlier pursuant to this Agreement.

“Mortgage” means any deed of trust, trust deed, hypothec, charge or mortgage in respect of a freehold or leasehold interest in real property made, or required to be made, by any Credit Party in favour or for the benefit of the Lender, in form and substance reasonably satisfactory to the Lender.

“Net Income” means, with respect to the Borrower (on a consolidated basis) for any period, net income of the Borrower for such period.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for the payment of monetary amounts (whether or not performance is then required or contingent, or whether or not those amounts are liquidated or determinable) owing by the Borrower to the Lender or any of its Affiliates, of any kind or nature, present or future, whether or not evidenced by any agreement or other instrument, owing under or in connection with any or all of the Credit Documents (including without limitation Bank Products), including all obligations owing by the Borrower to the Lender under the Facility.

“Original Closing Date” means August 29, 2013.

“Original Currency” is defined in Section 16.7.

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“Other Currency” is defined in Section 16.7.

“PACA” means the Perishable Agricultural Commodities Act (PACA) of 1930 – (P.L. 71-325 (June 10, 1930), as amended from time to time.

“PACA Priority Payables” means any amount due and payable by a Credit Party to a third party producer that is secured by a Lien or trust created pursuant to PACA, that encumbers any Eligible Receivables and that ranks, or is capable of ranking prior to or pari passu with any Lien on such Eligible Receivables granted in favour of the Lender.

“Permitted Collateral Location” is defined in Section 12.1(gg).

“Permitted Investment” means, on a minimum of 30 days prior written notice to the Lender, (which such notice requirement will only apply to Permitted Investments made on or after May 21, 2019) any direct or indirect Investment by the Borrower or any other Credit Party, in any Person, (regardless of the structure used in order to effect such Investment including without limitation by way of joint venture and whether or not by way of purchase, merger or otherwise, of some, all or substantially all of the assets, Equity Interests, or a business line or unit or division, of any Person) provided that:

(a)	immediately prior to such Investment, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(b)

all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Applicable Laws and in conformity with all applicable Governmental Approvals and the consummation of such transaction shall not subject the Lender to any additional regulatory or other requirements;

(c)

the Borrower shall be in compliance with the financial covenants set forth in Section 13.3 both before such Investment, and on a pro forma basis (as tested by the Lender, acting reasonably, prior to the Investment being made) for the next Twelve Month Period after giving effect to such Investment, and shall demonstrate Excess Availability of at least 20% of the Revolving Commitment both before and after giving effect to such Investment;

(d)

for Permitted Investments made on or after May 21, 2019 only, the Borrower shall have delivered to the Lender at least ten (10) Business Days prior to such proposed Investment, a Compliance Certificate evidencing compliance with Section 13.3 as required under paragraph (c) above, together with all relevant financial information with respect to such Investment, including, without limitation, copies of any relevant documentation prepared in order to analyze and effect such proposed Investment (including without limitation any applicable letter of intent, joint venture agreement, shareholders agreement, corporate information memorandum or backgrounder/investment thesis), the aggregate consideration for such Investment and any other information required to demonstrate compliance with Section 13.3;

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(e)

any Investment made shall be in the same or related business or lines of business in which the Borrower, any Credit Party, any Subsidiary or any Permitted JV Entity is engaged as of the Original Closing Date (namely, agriculture, including produce, cannabis and hemp production and distribution and business related thereto);

(f)

if applicable, the Investment shall have been approved by the board of directors or other governing body or controlling Person of the Person in whom the Investment is made or the Person from whom the Investment is made or acquired;

(g)

for Permitted Investments made on or after May 21, 2019 only, on or prior to the date of such Investment, the Lender shall have received copies of all material agreements related to the Investment, together with such other agreements and instruments, opinions, certificates, and lien search results in respect thereof as reasonably requested by the Lender;

(h)

the aggregate consideration paid (including all assets contributed or to be contributed by a Credit Party, all loans made or to be made by a Credit Party in connection with an Investment and any cash consideration paid or to be paid by a Credit Party in order to acquire relevant Equity Interests in connection with the proposed Investment, but excluding any guarantees granted by a Credit Party in favour of the Lender) in respect of any particular Investment shall not exceed $25,000,000 (or the Exchange Equivalent in US Dollars); and

(i)

no Investment shall result in any recourse to the Credit Parties and no Investment shall, without the prior written consent of the Lender, require or result in any one or more of the Credit Parties obtaining loans from, or providing guarantees in favour of (other than guarantees of the indebtedness of any of PSF, Hemp JV Co or any other Permitted JV Entity in favour of the Lender), or granting Liens in favour of, any other Person.

For greater certainty, the EBITDA of all Persons in respect of whom a Permitted Investment has been made shall be excluded from covenant testing purposes under this Agreement unless otherwise approved by the Lender in writing.

“Permitted JV Entity” means a Person in respect of which or whom a Permitted Investment has been made.

“Permitted Liens” means, with respect to any property or asset of any Person:

(a)	Liens created by the Security documents;
(b)

Liens for Taxes which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate proceedings commenced in a timely manner and diligently pursued and for which appropriate reserves have been taken in accordance with GAAP, provided that, the aggregate amount of all outstanding Taxes secured by such Liens do not at any time exceed $100,000 and there is no material risk, as determined by the Bank in its sole discretion, that

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enforcement proceedings in respect of any such Lien will result in the seizure or sale of any Collateral;
(c)

carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent for more than 90 days or remain payable without penalty or which are being contested in good faith by appropriate proceedings, provided that the aggregate amount of all such Liens does not at any time exceed $100,000 and there is no material risk, as determined by the Bank in its sole discretion, that enforcement of any such Lien would result in the seizure or sale of any Collateral;

(d)

Liens (other than any Lien imposed in respect of a Canadian Pension Plan) consisting of pledges or deposits required in the ordinary course of business in connection with workplace safety insurance, employment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(e)	Purchase Money Liens securing indebtedness not in excess of $100,000 in the aggregate;
(f)	Liens arising solely in respect of indebtedness between Credit Parties provided that such indebtedness is assigned to the Lender and such Liens are subordinated to Liens arising under the Security;
(g)

permits, licenses, agreements, restrictions, easements, rights-of-way and other similar interests in land (including permits, licenses, agreements, restrictions, easements and rights-of-way for sidewalks, public ways, sewers, drains, gas steam and water mains, utilities, telephone and telegraph conduits, poles, wires and cables) which do not, in the reasonable opinion of the Lender, materially impair the use or the value of the real property and improvements thereon;

(h)

title defects or irregularities in respect of real property, and reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown, provided that in the opinion of the Lender, such matters do not materially impair or detract from the use or the value of the real property and improvements thereon or materially interfere with the business of the Credit Parties;

(i)

Liens held by Landlords in respect of property held under Lease and any other Liens of a similar nature which do not, in the opinion of the Lender, materially impair the use of such property in the operation of the business of the Credit Parties or the value of such property for the purposes of such business;

(j)

applicable municipal and other governmental restrictions affecting the use of real property or the nature of any structure which may be erected thereon, provided that in the reasonable opinion of the Lender, such matters do not materially impair or

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detract from the use or the value of the real property and improvements thereon or materially interfere with the business of the Credit Parties;
(k)

the right reserved to or vested in any Governmental Authority to terminate any lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof, provided that any such right does not, in the opinion of the Lender, materially impair the value thereof or materially interfere with the business of the Credit Parties;

(l)	the FCC Lien which is subject to the provisions of the Intercreditor Agreement;
(m)	Liens arising in respect of any PACA Priority Payables; and
(n)	Liens disclosed in Exhibit “E” as of the Closing Date and any other Lien consented to in writing by the Lender.

provided that the use of the term “Permitted Liens” to describe the foregoing Liens shall mean that such Liens are permitted to exist (whether in priority to or subsequent in priority to the Security, as determined by Applicable Law); and for greater certainty such Liens shall not be entitled to priority over the Security by virtue of being described in this Agreement as “Permitted Liens”.

“Person” means any natural person, sole proprietorship, partnership, syndicate, trust, joint venture, Governmental Authority or any incorporated or unincorporated entity or association of any nature.

“PPSA” shall mean the Personal Property Security Act (British Columbia) or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of Liens on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time, and any reference to any particular section of the PPSA shall be construed to also refer to any successor section thereto “Prime Rate” means, on any particular date of determination, the greater of (a) the rate of interest, expressed as an annual rate, announced on such date by the Lender as its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada, and (b) the CDOR Rate in effect from time to time, plus 100 Basis Points per annum.

“Prime Rate Loan” means a Loan in Canadian Dollars that bears interest at a rate based upon the Prime Rate.

“Prime Rate Margin” means 0.25% per annum.

“Principal Amount” means (a) with reference to any Loan, the principal amount thereof; (b)  with reference to a Letter of Credit, the maximum amount payable to the beneficiary thereof; and (c) with reference to a Hedging Arrangement, the Deemed Hedge Exposure.

“Priority Payables” means, as at any particular time of determination, any amount due and payable at such time by a Credit Party that is secured by a Lien (whether choate or

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inchoate) or a statutory right in favour of a Governmental Authority, that encumbers any Collateral and that ranks, or is capable of ranking prior to or pari passu with any Lien on such Collateral granted in favour of the Lender, including without limitation, amounts due deducted or withheld, as applicable, and not yet paid, contributed or remitted, as applicable, by any Credit Party in respect of vacation pay, termination and severance pay, realty, municipal or similar Taxes, or pursuant to any legislation relating to workers’ compensation, employment insurance, the ITA, any Canadian Pension Plan, the Wage Earners Protection Act or any similar legislation. Notwithstanding the foregoing, only 50% of all PACA Priority Payables shall be excluded from the calculation of Priority Payables as at the Original Closing Date, provided, however, that after the Original Closing Date the Lender may in its sole discretion revoke such exclusion of 50% (or change the percentage amount of such exclusion, including down to 0%) of all PACA Priority Payables by notice to the Borrower.

“PSF” means Pure Sunfarms Corp., a corporation formed and existing under the laws of British Columbia, and its successors and assigns.

“Purchase Money Lien” means any Lien on specific fixed assets (including Capital Leases but, for greater certainty, excluding real property) granted by such Credit Party to secure payment of the purchase price thereof, and all extensions, renewals or replacements of such loan, provided that the obligations secured thereby do not at any time exceed 100% of the lesser of the cost or fair market value of such fixed assets of a Credit Party and, with respect to any extension, renewal or replacement of such Lien, the obligations secured thereby are not increased.

“Real Property Interest” means, at any particular time of determination, any interest (whether fee, leasehold or otherwise) in real property owned at such time by any Credit Party.

“Receivables” means all “accounts”, as such term is defined in the PPSA, now or hereafter acquired by any Credit Party and includes all accounts, contract rights, instruments, and chattel paper relating to accounts, drafts and acceptances of such Credit Party, and all other obligations owing to any other Credit Party arising out of or in connection with the sale or lease of Inventory, the performance of services or otherwise, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Lender hereunder or in connection herewith.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR or other applicable LIBOR index rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR or other applicable LIBOR index rate, the time determined by the Bank in its reasonable discretion.

“Release” means a discharging, spraying, injection, abandonment, depositing, spilling, leaking, seeping, pouring, emitting, emptying, throwing, dumping, placing, pumping,

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escaping, leaching, migrating, dispensing, dispersal, disposing, and exhausting, and when used as a noun has a correlative meaning.

“Relevant Governmental Body” means the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB, or any successor thereto.

“Reserves” means reserves that limit the Excess Availability under the Revolving Facility, consisting of reserves against Eligible Receivables established from time to time by the Lender, in the Lender’s sole discretion in accordance with Section 2.6, including without limitation rent reserves, reserves in respect of Bank Products, reserves in respect of suppliers the Lender has identified would be likely to exercise unpaid seller’s thirty (30) day goods rights to repossess goods or revendication rights, reserves in respect of dilution in excess of the percentage assumed by the Lender for the purpose of establishing the advance rates used to calculate the Borrowing Base, warehousemen’s and bailees’ charges reserves established from time to time by the Lender in its sole discretion in respect of Priority Payables and with respect to amounts that the Lender believes may be required to be paid in connection with the preservation, protection, collection or realization of Collateral, or in connection with any obligation of any Credit Party set forth in any Credit Document.

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans and to issue Letters of Credit under the Revolving Facility, up to an aggregate outstanding Principal Amount not exceeding $10,000,000.

“Revolving Facility” means the revolving facility established pursuant to Section 2.1 hereof.

“Revolving Loan” means any Loan  made under the Revolving Facility.

“Rollover” means the extension of any existing LIBOR Loan, CDOR Loan or Letter of Credit for an additional Interest Period or Contract Period, as applicable.

“Rollover Date” means the date on which a Rollover occurs.

“Schedules” means the schedules to this Agreement, which are listed in Section 1.11.

“Securities” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Security” means all security agreements and other documents held by the Lender from time to time which secure or are intended to secure, directly or indirectly, repayment of the Obligations, and the security interests, assignments and Liens constituted thereby.

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“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means:

(a)

with respect to a Canadian Credit Party that, as of the particular date of determination, (i) the aggregate property of such Credit Party is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due; (ii) the aggregate property of such Credit Party is, at a fair valuation, sufficient to enable payment of all its obligations, due and accruing due; (iii) such Credit Party is able to meet its obligations as they generally become due; and (iv) such Credit Party has not ceased paying its current obligations in the ordinary course of business as they generally become due;

(b)

with respect to any US Credit Party that, as of the date of determination, (i) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the fair market value of such Credit Party’s assets; (ii) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the projections and Business Plan delivered to the Lender prior to the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; (iii) such Credit Party has not incurred and does not intend to incur, and does not believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay as they become due (whether at maturity or otherwise); and (iv) such Credit Party is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances; and

(c)	with respect to any other Credit Party that, as of the particular date of determination, such Credit Party is “solvent” under Applicable Law;

and for purposes of this definition, the amount of any Contingent Obligation at such time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means Debt owing by any Credit Party in respect of which the payee has agreed to postpone payment of all principal and interest thereon to payment and satisfaction in full of the Obligations and such payee has subordinated any security taken in respect of such Debt to the Lien of the Lender, all in form and substance satisfactory to the Lender in its sole discretion.

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“Subsidiary” of any particular Person means any other Person in respect of which such Person and/or any one of its Affiliates holds, directly or indirectly, other than by way of security only, Securities or other Equity Interests to which are attached more than 50% of the votes that may be cast (or, through operation of law or otherwise, has the ability to elect or cause the election of a majority of the directors, members, or individuals holding similar positions, or having similar powers, to the board of directors, or other governing body of such other Person or otherwise control its activities.

“Tax” and “Taxes” include, at any time, all taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Event” means the determination by the Bank that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Bank and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 6.4 that is not Term SOFR.

“Term SOFR Notice” means a notification by the Bank to the Borrower of the occurrence of a Term SOFR Event.

“Twelve Month Period” means the period of twelve (12) calendar months ending on or immediately prior to such date of determination.

“Type of Advance” means any type of Accommodation, determined by reference to the interest or discount option applicable thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.”

“Unaudited Financial Statements” means in respect of any month, the unaudited consolidated balance sheets of the Borrower Group (prepared for greater certainty in respect of (i) VFI and all of its Subsidiaries on a consolidated basis, and (ii) VFI and all of its Subsidiaries which are not Excluded Subsidiaries on a consolidated basis) at the last day of such month and the related unaudited consolidated and consolidating income statements, cash flow statements and changes in shareholders’ equity for such month, as applicable, and the accompanying notes thereto, all prepared in accordance with GAAP and setting forth in each case, in comparative form, figures for the corresponding period for the

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preceding month, as applicable, all in reasonable detail and fairly presenting in all material respects the financial position and the results of operations of the Borrower Group as at the date thereof and for the month then ended.

“US Benefit Plan” means, with respect to any US Credit Party, any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA) which is sponsored, maintained or contributed to, or required to be contributed to, by such Credit Party or any of its ERISA Affiliates for the benefit of current or former U.S. employees of such Credit Party or any of its ERISA Affiliates.

“US Borrower” means Village Farms, L.P., a limited partnership formed and existing under the laws of Delaware, and its successors and permitted assigns.

“US Credit Party” means any Credit Party organized and existing under the laws of the United States of America or any state or subdivision thereof.

“US Dollars” and the symbol “US$” each means lawful money of the United States of America.

“US Pension Plan” means a US Benefit Plan that is a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which an Credit Party, or any corporation, trade or business that is, along with any other Person, a member of a Controlled Group, may reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“US Prime Rate Margin” means 0.25% per annum.

“US Prime Rate Loan” means a Loan in US Dollars made by the Chicago Branch that bears interest at a rate based upon the US Prime Rate.

“US Prime Rate” means a fluctuating rate of interest per annum, expressed on the basis of a year of 360 days, as applicable, which is equal at all times to the greater of (a) the reference rate of interest (however designated) of the Chicago Branch for determining interest chargeable by it on United States Dollar commercial loans in the United States and (b) the sum of (i) the Federal Funds Rate and (ii) 100 Basis Points per annum.  Any change in the US Prime Rate shall be effective on the date the change becomes effective generally.

“Value” means, as at any particular date of determination: (a) with respect to Receivables, the face amount thereof, exclusive of all sales, excise and similar taxes; and (b) with respect to Purchase Money Liens, the lesser of cost and fair market value, determined in accordance with GAAP.

“VFI” means Village Farms International, Inc. a corporation formed and existing under the federal laws of Canada, and its successors and permitted assigns.

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“VLP” means Village Farms L.P., a limited partnership formed and existing under the laws of Delaware, and its successors and permitted assigns.

“written” or “in writing” includes printing, typewriting, or any electronic means of communication capable of being legibly reproduced at the point of reception.

Section 1.2	Business Day

Except as otherwise expressly provided herein, if any payment or calculation is to be made pursuant to this Agreement, or any other action is to be taken pursuant to this Agreement, on or as of a day which is not a Business Day, such payment, calculation or other action, as applicable will be made or taken, as applicable, on or as of the next day that is a Business Day unless the Business Day next following the day is in the next following month, in which event the payment, calculation or action shall be made or taken, as applicable, on or as of the immediately preceding Business Day.

Section 1.3	Accounting Principles and Calculations

Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If there occurs after the Original Closing Date any change in GAAP from that used in the preparation of the financial statements referred to in Section 13.1(5) or if, after the Original Closing Date the Borrowers and its Subsidiaries (if any) adopt any other accounting principles for use in the preparation of their financial statements (such changes in GAAP and such adoption being referred to herein as “Accounting Changes”) that affects in any respect the calculation of any covenants contained in this Agreement (including those in Section 13.3), the Lender and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of the Lender and the Borrower after such Accounting Changes conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon by the Lender and the Borrower, or if no such changes are mutually agreed upon, the covenants in this Agreement (including those in Section 13.3) shall be calculated as if no Accounting Changes have occurred and all financial statements of the Borrower and its Subsidiaries (if any) shall be prepared and delivered in accordance with GAAP.

Section 1.4	Conflict

Except as otherwise provided in Article 5 with respect to Letters of Credit, in Article 7 with respect to Hedging Arrangements or Article 8 with respect to MasterCard Advances, if there is a conflict or inconsistency between any provision of this Agreement and any provision of another Credit Document contemplated by or delivered under or in connection with this Agreement, the relevant provision of this Agreement shall prevail. For greater certainty, notwithstanding events of default set forth in such other Credit Documents, the events of default contained in such other Credit Documents will only be applicable to the extent that the relevant representation, warranty

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and/or covenant relating specifically to the property secured, charged or hypothecated by such other Credit Document is not addressed in the Credit Agreement.

Section 1.5	Currency

Unless otherwise specified, all dollar amounts stated herein refer to Canadian Dollars.  For greater certainty the Borrower may satisfy any of its reporting obligations hereunder using figures in Canadian or US Dollars, at its option.

Section 1.6	Time of Essence

Time shall be of the essence in all provisions of this Agreement.

Section 1.7	Headings and Table of Contents

The division of this Agreement into sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

Section 1.8	General Interpretation

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders. Unless otherwise specified, references in this Agreement to Sections, Schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement. Unless otherwise specified, each reference to an enactment of legislation is deemed to be a reference to that enactment of legislation, and to the regulations made under that enactment, as amended or re-enacted from time to time. Unless otherwise specified, references to time of day or date mean the local time or date in the City of Toronto, Ontario. “Including” means “including without limitation” and the term “including” shall not be construed to limit any general statement that precedes such term to the specific or similar items or matters immediately following it.

Section 1.9	Computation of Time Periods

In this Agreement and any other Credit Document, except where expressly otherwise provided, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”.

Section 1.10	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, such provision shall be deemed to be severable and the illegality, invalidity or unenforceability of such provision shall not affect the legality, validity or enforceability of the remaining provisions of this Agreement or the legality, validity or enforceability of such provision in any other jurisdiction in which such provision is not illegal, invalid or unenforceable.

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Section 1.11	Schedules and Exhibits

The following Schedules and Exhibits are attached to and form part of this Agreement:

Schedule	Description
Schedule 12.1(d)	Business and Operations
Schedule 12.1(e)	Approvals
Schedule 12.1(j)	Litigation
Schedule 12.1(l)	Taxes
Schedule 12.1(m)	Equity Interests
Schedule 12.1(s)	Intellectual Property
Schedule 12.1(t)	Real Property and Locations of Collateral
Schedule 12.1(u)(i)	Environmental Matters
Schedule 12.1(w)	Material Contracts and Licences
Schedule 12.1(x)	Existing Debt
Schedule 12.1(hh)	Deposit Accounts
Schedule 12.1(ii)	Hemp Joint Venture Agreements
Schedule 12.1(jj)	AVGG Hemp Joint Venture Agreements
Schedule 12.1(kk)	Permitted Investments
Schedule 13.1(4)	Insurance
Schedule 13.2(8)	Transactions with Affiliates

Exhibit	Description
Exhibit “A”	Borrowing Base Certificate
Exhibit “B”	Compliance Certificate
Exhibit “C”	Drawdown Notice
Exhibit “D”	Rollover/Conversion Notice

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Exhibit	Description
Exhibit “E”	Permitted Liens

Article 2
CREDIT FACILITY

Section 2.1	Facility

Subject to the terms and conditions set forth in this Agreement, the Lender hereby agrees to make available to the Borrowers a revolving credit facility (the “Revolving Facility”) in a maximum Principal Amount not exceeding the Revolving Commitment.

Section 2.2	Advances

Subject to the terms and conditions set forth in this Agreement the Borrowers may borrow, repay and reborrow under the Revolving Facility provided that the Aggregate Revolver Outstandings do not at any time exceed the lesser of the Revolving Commitment and the Borrowing Base at such time.

Section 2.3	Availments

The Borrowers may avail themselves of the Facility at any time and from time to time prior to the Maturity Date, subject to and in accordance with the terms and conditions set forth herein. Subject to the terms and conditions set forth in this Agreement, the Lender agrees to make Accommodations available to (a) the Canadian Borrower under the Facility by way of Prime Rate Loans, Base Rate Loans, CDOR Loans, LIBOR Loans, Letters of Credit, Hedging Arrangements and MasterCard Advances, and (b) to the US Borrower under the Facility by way of Letters of Credit, US Prime Rate Loans and MasterCard Advances.  For greater certainty, all Advances to the US Borrower shall be made by the Chicago Branch. The Borrowers have the option of allocating any portion of the Facility to the US Borrower in US Dollars and to change such allocation on a quarterly basis at the end of each fiscal quarter upon providing the Lender with ten (10) Business Days prior written notice of such allocation.  As of the Closing Date, the current allocation of the Facility to the US Borrower and BMO Chicago is US$1,574,889.

Section 2.4	Purpose of Advances

The Borrowers shall use the proceeds of all Advances hereunder for such legal and proper purposes as are consistent with all Applicable Laws and with the terms of this Agreement; and without limiting the foregoing, the Borrowers shall use the proceeds of any particular Advance as follows:

(a)

the proceeds of all Advances under the Revolving Facility shall be used solely to provide for the ongoing general corporate and working capital purposes of the Borrower and other relevant Credit Parties, and to repay certain existing indebtedness of the Borrower; and

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(b)

for greater certainty, the proceeds of all Advances under the Hedging Arrangements shall be used solely to assist in foreign exchange risk management by the Canadian Borrower in the normal course of its operations.

Section 2.5	Borrowing Procedures
(1)

Drawdown Notice. Each Drawdown (other than an Advance under  a Hedging Agreement or a MasterCard Advance) shall be made upon the relevant Borrower’s irrevocable written notice, substantially in the form attached as Exhibit “C” (a “Drawdown Notice”), delivered to the Lender at or before the applicable time specified below for such Type of Advance:

Type of Advance	Notice
Prime Rate Loans	Before 11:00 a.m. on the applicable Drawdown Date.
Base Rate Loans	Before 11:00 a.m. on the applicable Drawdown Date.
US Prime Rate Loans	Before 11:00 a.m. on the applicable Drawdown Date.
CDOR Loans	Before 11:00 a.m. three Business Days prior to the requested Drawdown Date.
LIBOR Loans	Before 11:00 a.m. three Business Days prior to the requested Drawdown Date.
Letters of Credit	Before 11:00 a.m. three Business Days prior to the requested Issuance Date.

Each Drawdown Notice must specify the Borrower’s requested Type of Advance, Drawdown Date (which must be a Business Day), Principal Amount and the Contract Period or Interest Period, if applicable.

(2)

Drawdown Notice Irrevocable. Any Drawdown Notice made pursuant to Section 2.5(1) shall be irrevocable and the Borrower shall be bound to borrow the funds requested therein in accordance therewith. The crediting of the applicable Advance to the Borrower in the Lender’s records conclusively establishes, in the absence of manifest error, the Borrower’s obligation to repay such Advance as provided herein.

(3)

No Liability. The Lender shall be entitled to rely upon, and shall not incur any liability to the Borrower as a result of acting upon, any Drawdown Notice. The Lender shall not be responsible for any error or omission in any Drawdown Notice or in the performance thereof and the Borrower shall indemnify the Lender for any Loss or expense suffered or incurred by the Lender as a consequence of the Lender acting upon instructions given in any such Drawdown Notice.

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(4)

Limits on Advances. Notwithstanding any other term of this Agreement, the Borrower shall not request an Advance under the Facility, and the Lender shall not be obligated to make an Advance under the Facility, if:

(a)	the amount of such Advance would exceed the Excess Availability under the Facility;
(b)	such Advance would have a maturity date, Contract Period or Interest Period, as applicable, that extends beyond the Maturity Date of the Facility;
(c)	Section 3.4 would be applicable to such Advance;
(d)	such Advance is a CDOR Loan and after making such Advance, more than three (3) different Interest Periods would be in effect for outstanding CDOR Loans; or
(e)	such Advance is a LIBOR Loan and after making such Advance, more than three (3) different Interest Periods would be in effect for outstanding LIBOR Loans.
(5)	Determination of Rates and Fees. Each determination by the Lender of any applicable rate or fee shall, in the absence of manifest error, be final, conclusive and binding on the Borrowers.
Section 2.6	Reserves

Notwithstanding any other provision of this Agreement to the contrary, the Lender shall have the right at any time and from time to time to establish Reserves, and to adjust the amount of any existing Reserve, against the amount of Revolving Loan which the Borrower may otherwise request hereunder, in such amounts and with respect to such matters as the Lender shall deem necessary or appropriate, including, without limitation, (i) Reserves in respect of dilution and Reserves in respect of amounts owing by any Credit Party to holders of Liens that may have priority over the Liens of the Lender (regardless of whether such third party Liens are Permitted Liens) and (ii) Reserves in respect of any accounts payable that are more than thirty (30) days past the date on which payment thereof is due.  The amount of all Reserves established by the Lender shall be subtracted from the Borrowing Base when calculating the Excess Availability in respect of the Facility. In addition, the Lender may from time to time reduce the percentages applicable to Eligible Accounts as they relate to the Borrowing Base, to the extent determined necessary or appropriate by the Lender.

Section 2.7	Bank Products

The Borrower may request and the Lender may, in its sole and absolute discretion, arrange for the Borrower to obtain, Bank Products. If Bank Products are provided by an Affiliate of the Lender, the Borrower agrees to indemnify and hold the Lender harmless from all costs and obligations now or hereafter incurred by the Lender which arise from any indemnity given by the Lender to such Affiliate related to such Bank Products. This indemnity obligation shall survive payment of the Obligations and termination of this Agreement. The Borrower acknowledges and agrees that the obtaining of Bank Products from the Lender or any of its Affiliates is subject to all rules and regulations of the Lender or such Affiliate that are applicable to such Bank Products.

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Section 2.8	Conversion of Loans

Subject to this Agreement, the Canadian Borrower may, during the term of this Agreement, effective on any Business Day, convert, in whole or in part, any outstanding Advance (other than Advances by way of Letter of Credit, Hedging Arrangement or MasterCard Advance) under the Facility into another Type of Advance permitted under the Facility (other than an Advance by way of Letter of Credit, Hedging Arrangement or MasterCard Advance) upon the Borrower’s irrevocable written notice, substantially in the form attached hereto as Exhibit “D” (in either case, a “Conversion Notice”, delivered to the Lender at or before the applicable time specified in Section 2.5(1) for the Type of Advance into which the outstanding Advance is to be converted under Section 2.5(1), subject to the following conditions:

(a)

notwithstanding any other term in this Agreement, no Advance denominated in Canadian Dollars may be converted into an Advance denominated in US Dollars and no Advance denominated in US Dollars may be converted into an Advance denominated in Canadian Dollars;

(b)	each Conversion shall be for minimum aggregate amounts and whole multiples in excess thereof as are specified in respect of that Type of Advance in this Article 2;
(c)	a LIBOR Loan may only be converted on the last day of the relevant Interest Period;
(d)	a CDOR Loan may only be converted on the last day of the relevant Interest Period;
(e)	a Conversion into a LIBOR Loan shall only be made to the extent that the conditions outlined in Section 3.4 do not exist on the relevant Conversion Date;
(f)	a Conversion into a CDOR Loan shall only be made to the extent that the conditions outlined in Section 3.4 do not exist on the relevant Conversion Date; and
(g)	no Event of Default shall have occurred and be continuing on the relevant Conversion Date or after giving effect to the Conversion to be made on such Conversion Date.
Section 2.9	Conversion and Rollover Not Repayment

No Conversion or Rollover shall constitute a repayment of any Advance or a new Advance.

Section 2.10	Deposit of Proceeds of Advances

The Lender shall credit to the Canadian Borrower’s Account or the US Borrower’s Account, as applicable, on the applicable Drawdown Date the proceeds of each Advance made by way of Prime Rate Loan, CDOR Loan, Base Rate Loan, US Prime Rate Loan or LIBOR Loan.

Section 2.11	Evidence of Obligations

The Lender shall open and maintain at its Branch of Account, accounts and records evidencing the Obligations of the Borrowers under this Agreement and all Advances and

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repayments made hereunder, which shall constitute conclusive evidence thereof in the absence of manifest error provided, however, that the obligations of the Borrowers and the other Credit Parties to make payment under and in connection with this Agreement and the other Credit Documents shall not be affected by any failure of the Lender to make or maintain any such account or record. The Lender may, but shall not be obligated to, require the Borrower to execute and deliver to the Lender promissory notes from time to time as additional evidence of the Obligations.

Article 3
INTEREST, FEES AND EXPENSES

Section 3.1	Interest on Loans
(1)

The Borrower shall pay to the Lender interest calculated and payable in accordance with this Article 3, both before and after maturity, default and judgment on the unpaid Principal Amount of each Loan made hereunder from the date of the Advance until the Principal Amount of such loan is repaid in full, at the following rates per annum:

(a)	with respect to each Prime Rate Loan, at a rate per annum equal to the Prime Rate plus the Prime Rate Margin;
(b)	with respect to each CDOR Loan, at the rate per annum equal, at all times during each Interest Period for such CDOR Loan, to the sum of CDOR Rate for such Interest Period plus the CDOR Margin;
(c)	with respect to each Base Rate Loan, at a rate per annum equal to the Base Rate plus the Base Rate Margin;
(d)	with respect to each US Prime Rate Loan, at a rate per annum equal to the US Prime Rate plus the US Prime Rate Margin; and
(e)

with respect to each LIBOR Loan, at a rate per annum equal, at all times during each LIBOR Interest Period for such LIBOR Loan, to the sum of the LIBOR for such LIBOR Interest Period plus the LIBOR Margin.

(2)

Each change in the Prime Rate, Base Rate or US Prime Rate announced by the Lender shall result in a corresponding change in the rate of interest payable hereunder for Prime Rate Loans or Base Rate Loans, as applicable.

(3)

If any Event of Default occurs and is continuing and the Lender in its discretion so elects, then, while any such Event of Default is continuing, and, after notification of the Borrower, all of the Obligations shall bear interest at the Default Rate applicable thereto.

Section 3.2	Overdue Amounts
(1)

The Borrowers shall pay to the Lender interest as prescribed in this Agreement both before and after demand, default and judgment. Interest on any overdue amounts hereunder or in connection herewith is payable upon demand by the Lender (a) for overdue amounts in Canadian Dollars, at the Prime Rate plus the Applicable Margin plus 2.00% per annum, (b) for overdue amounts in US Dollars from the Canadian Borrower at the Base Rate plus the Applicable Margin plus 2.00% per annum, and (c) for overdue amounts in US Dollars from the US Borrower (including in respect of any overdue amounts required to indemnify the Lender in respect of a drawing made under a Letter of Credit issued at the request of the US Borrower), at the US Prime Rate plus the Applicable Margin plus 2.00% per annum in each case calculated on a daily basis on the actual number of days elapsed in a 360, 365 or 366 day year, as applicable, computed from the date the amount becomes due until such overdue amount is paid in full, and shall be compounded on the last Business Day of each month ending during such period of arrears. Without duplication, the Borrower shall pay interest on any Excess Amount, upon demand by the Lender (a) for Excess Amounts in Canadian Dollars, at the Prime Rate plus the Applicable Margin plus 2.00% per annum,

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and (b) for Excess Amounts in US Dollars, at the Base Rate plus the Applicable Margin plus 2.00% per annum, in each case calculated on a daily basis on the actual number of days elapsed in a 365 or 366 day year, as applicable, computed from the date on which such Excess Amount arises to, but excluding, the date on which such Excess Amount is repaid and shall be compounded on the last Business Day of each month ending during such period of arrears.

Section 3.3	Confirmation of Certain Rates
(1)

The Lender shall, prior to 11:00 a.m. (Toronto time) on the third Business Day immediately preceding the commencement of each Interest Period in respect of a CDOR Loan, including the first such Interest Period, endeavour to inform the Borrower of the prevailing CDOR Rate for the relevant Interest Period.

(2)

The Lender shall, prior to 11:00 a.m. (Toronto time) on the third Business Day immediately preceding the commencement of each Interest Period in respect of a LIBOR Loan, including the first such Interest Period, endeavour to inform the Borrower of the prevailing LIBOR for the relevant Interest Period.

Section 3.4	Inability to Determine Rates
(1)

Subject to Section 4.4 hereof, if the Lender determines for any reason that adequate and reasonable means do not exist for determining the CDOR Rate for any requested CDOR Interest Period with respect to a proposed CDOR Loan Advance, or that the CDOR Rate for any requested CDOR Interest Period with respect to a proposed CDOR Loan Advance does not adequately and fairly reflect the cost to the Lender of funding such CDOR Loan Advance, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain CDOR Loan Advances shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may, upon two Business Days’ prior written notice to the Lender, revoke any pending request for a borrowing, conversion or continuation of CDOR Loan Advances and, unless the Lender receives such revocation notice not less than two Business Days’ prior to the applicable proposed date for the CDOR Loan Advance, the Borrower will be deemed to have converted such request into a request for a borrowing of Prime Rate Loan Advances in the amount specified therein.

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(2)

Subject to Section 6.4 hereof if the Lender determines for any reason that adequate and reasonable means do not exist for determining the LIBOR for any requested LIBOR Interest Period with respect to a proposed LIBOR Loan Advance, or that the LIBOR for any requested LIBOR Interest Period with respect to a proposed LIBOR Loan Advance does not adequately and fairly reflect the cost to the Lender of funding such LIBOR Loan Advance, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain LIBOR Loan Advances shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may, upon two Business Days’ prior written notice to the Lender, revoke any pending request for a borrowing, conversion or continuation of LIBOR Loan Advances and, unless the Lender receives such revocation notice not less than two Business Days’ prior to the applicable proposed date for the LIBOR Loan Advance, the Borrower will be deemed to have converted such request into a request for a borrowing of Base Rate Loan Advances or US Prime Rate Loan Advances, as applicable, in the amount specified therein.

Section 3.5	Payment of Interest
(1)

Accrued interest in relation to each CDOR Loan and each LIBOR Loan shall be payable in arrears on the earlier of the last day of (i) the relevant Interest Period; and (ii) the 90 day period commencing with the first day of such Interest Period, provided that if such last day of such 90 day period is not a Business Day, such last day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month in which event such last day shall be the preceding Business Day. Accrued interest in relation to each Prime Rate Loan, each Base Rate Loan and each US Prime Rate Loan shall be payable monthly in arrears on the first Business Day of the following month.

(2)

Interest on each Loan hereunder on which interest is payable shall accrue from day to day from the first day of an Interest Period, Contract Period or the Drawdown Date, as the case may be, to the last day of the Interest Period, Contract Period or Drawdown Date, as the case may be, and shall be calculated on the basis of the actual number of days elapsed divided by, in the case of a LIBOR Loan and US Prime Rate Loan, 360, and, in the case of each Prime Rate Loan, CDOR Loan and Base Rate Loan, the actual number of days in the relevant calendar year, whether 365 or 366, as the case may be.

(3)

For the purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement is calculated using a rate based on a period other than a calendar year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to such rate as determined multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends and divided by the number of days comprising such other period.

(4)

The Lender’s certificate as to each amount and/or each rate of interest payable hereunder shall, in the absence of error which the Borrower can demonstrate to the reasonable satisfaction of the Lender, be conclusive evidence of such amount and/or rate.

(5)	If any provision of this Agreement or any other Credit Document would obligate the Borrower or a Credit Party to make any payment of interest or other amount payable to the

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Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by the Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:

(a)	first, by reducing the amount or rate of interest required to be paid to the Lender under this Article 3; and
(b)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of the Criminal Code (Canada);

provided that, notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lender receives an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Borrower shall be entitled, by notice in writing to the Lender, to obtain reimbursement from the Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by the Lender to the Borrower.

(6)

Any amount or rate of interest referred to in this Agreement shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Advance remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the earlier of the date of advance and the Original Closing Date to the relevant Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of that determination.

Section 3.6	Standby Commitment Fee

Commencing on the Original Closing Date, the Borrowers shall pay to the Lender a standby commitment fee in Canadian Dollars at an annual rate (based on a 365 day year, or 366 days in the case of a leap year) of 0.375% on the undrawn portion of the amount of the Revolving Commitment, such fee to be calculated and payable monthly, in arrears, on the first Business Day following the end of each calendar month, on the outstanding daily undrawn portion of the Revolving Credit, for the period from the Original Closing Date to and including the last day of the first calendar month ending after the Original Closing Date and thereafter from the first day of each calendar month to and including the last day of such calendar month. The Lender will debit the Borrower’s Account for the amount of each standby commitment fee payable hereunder. For purposes of determining the undrawn portion of the Revolving Credit in respect of any Advance in US Dollars, the Lender shall determine the Exchange Equivalent of such Advance in Canadian Dollars on the first Business Day of the month in which such commitment fee is payable.

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Section 3.7	Renewal Fee

The Borrowers shall pay to the Lender on the Closing Date a renewal fee in the amount of $25,000, which such renewal fee shall be due and payable and fully-earned on the Closing Date.

Section 3.8	Cash Management Fees

The Borrowers shall pay to the Lender monthly cash management fees, on a per transaction basis, as agreed between the Borrower and the Lender.

Section 3.9	Field Examination Expenses

The Borrowers shall, forthwith upon request by the Lender, reimburse the Lender for all reasonable out-of-pocket expenses incurred in connection with each field examination of the Collateral performed by the Lender or its agents or representatives.

Section 3.10	Monthly Administration Fees

The Borrowers shall pay to the Lender an administration fee in the amount of $1,200 on the first Business Day of each calendar month (provided that the monthly administration fee for the calendar month during which the initial Advance is made hereunder shall be pro rated, based upon the number of days in such calendar month) and such administration fee shall be paid by the Borrowers so long as any Obligations remain owing to the Lender or the Lender has any obligation to make any Accommodation available to the Borrower.

Section 3.11	Termination Fee
(1)

The Borrowers may terminate all of the Facility in whole (but not in part) at any time prior to the Maturity Date if: (i) the Borrowers provide the Lender with not less than thirty (30) days’ prior written notice of its intention to terminate the Facility, and (ii) the Borrowers repay in full all outstanding Obligations, together with all accrued and unpaid interest thereon, all accrued and unpaid commitment fees and all other fees due hereunder (including any prepayment fee payable pursuant to Section 3.11(2)) to the Maturity Date, and (iii) all outstanding Letters of Credit and Hedging Arrangements are terminated to the satisfaction of the Lender, or the obligations pursuant to all such Letters of Credit and Hedging Arrangements are cash collateralized or otherwise secured in such form and in such amount as is satisfactory to the Lender, acting reasonably.

(2)

If the Borrowers terminate the Facility prior to the Maturity Date, or if all or any of the Obligations are declared due and payable pursuant to Article 14, the Borrowers shall pay a prepayment fee to the Lender, as liquidated damages for the loss of bargain and not as a penalty, in an amount equal to (i) two percent (2%) of the aggregate Commitment under the Facility, if such termination or declaration occurs on or prior to May 7, 2022, or (ii) one percent (1%) of the aggregate Commitment under the Facility, if such termination or declaration occurs after May 7, 2022, but on or prior to May 7, 2023, or (iii) one-half of one percent (0.5%) of the aggregate Commitments under the Facility, if such termination or declaration occurs after May 7, 2023.

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(3)

Notwithstanding the foregoing, the Borrowers shall not be obligated to pay any prepayment fee that would otherwise be payable pursuant to Section 3.11(2) if the Borrowers terminate the Facility as a result of (a) the transfer of such Facility to another division of Bank of Montreal or (b) any increase by the Lender to 100% of PACA Priority Payables being excluded from the Borrowing Base.

Section 3.12	Fees for Hedging Arrangements

Hedging Arrangements shall be provided at the Lender’s rates in effect on the date on which such Hedging Arrangements become effective, as determined by the Lender, and any such determination shall, in the absence of manifest error, be final, conclusive and binding upon the Borrower.

Section 3.13	Indemnity
(1)

General. Each Credit Party shall, and does hereby, jointly and severally indemnify the Indemnified Persons against all suits, actions, proceedings, claims, Losses, expenses (including fees, charges and disbursements of counsel), damages and liabilities including, without limitation, liabilities arising under Environmental Laws that the Lender may sustain or incur as a consequence of (i) any default under this Agreement or any other Credit Document, (ii) any misrepresentation contained in any writing delivered to the Lender in connection with this Agreement, (iii) the use of proceeds of any Facility, or (iv) the operations of any of the Credit Parties or any Affiliate of any of the Credit Parties, except that no Indemnified Person shall be indemnified for any of the foregoing matters to the extent the same resulted from its own gross negligence or wilful misconduct as determined by a court of competent jurisdiction.

(2)

Certificate. A certificate of the Lender setting out the basis for the determination of the amount necessary to indemnify the relevant Person pursuant to this Section 3.13(2) shall be conclusive evidence, absent manifest error, of the correctness of that determination.

(3)

Survival. It is the intention of each of the Credit Parties and the Lender this Section 3.13 shall supersede any other provisions in this Agreement which in any way limit the liability of any of the Credit Parties and that each of the Credit Parties shall be liable for any obligations arising under this Section 3.13 even if the amount of the liability incurred exceeds the amount of the other Obligations. The obligations of the Credit Parties under this Section 3.13(3) are joint and several and absolute and unconditional and shall not be affected by any act, omission or circumstance whatsoever, whether or not occasioned by the fault of the Lender, except in respect of gross negligence or wilful misconduct by it. The obligations of each of the Credit Parties under this Section 3.13 shall survive the repayment of the other Obligations and the termination of the Facilities.

Section 3.14	Breakage Costs
(1)

The Canadian Borrower may not repay, prepay or cancel any Advance made by way of CDOR Loan or LIBOR Loan prior to the expiry of the Interest Period relating thereto without the prior written consent of the Lender and the provision of cash collateral by the

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Borrower to the Lender in an amount determined by the Lender in its discretion, acting reasonably.
(2)

If a Borrower repays, prepays or cancels an Advance (including repayment pursuant to Section 3.11, by way of LIBOR Loan, CDOR Loan, Letter of Credit or Hedging Arrangement prior to the last day of the applicable Interest Period or Contract Period), the applicable Borrower shall indemnify the Lender for any loss or expense suffered or incurred by the Lender including any loss of profit or expenses which the Lender incurs by reason of the liquidation prior to the last day of the applicable Interest Period or Contract Period or redeployment of deposits or other funds acquired by it to effect or maintain the Advance or any interest or other charges payable to lenders of funds borrowed by the Lender in order to maintain the Advance until the last day of the applicable Interest Period or Contract Period together with any other charges, costs or expenses incurred by the Lender relative thereto.

(3)

A certificate of the Lender setting out the basis for the determination of the amount necessary to indemnify the Lender pursuant to this Section 3.14 shall be conclusive evidence, absent manifest error, of the correctness of such determination.

Section 3.15	Change in Circumstances
(1)

Reduction in Rate of Return. If at any time the Lender determines, acting reasonably, that any change in any Applicable Law or any interpretation thereof after the date of this Agreement, or compliance by the Lender with any direction, requirement, guidelines or policies or request from any Governmental Authority given after the date of this Agreement, whether or not having the force of law, has or would have, as a consequence of the Lender’s obligations under this Agreement, and taking into consideration the Lender’s policies with respect to capital adequacy, the effect of reducing the rate of return on the Lender’s capital (in respect of making, maintaining or funding an Advance hereunder) to a level below that which the Lender would have achieved but for the change or compliance, then from time to time, upon demand of the Lender, the Borrowers shall pay the Lender such additional amounts as will compensate the Lender for the reduction.

(2)

Taxes, Reserves, Capital Adequacy, etc. If, after the date of this Agreement, the introduction of any Applicable Law or any change or introduction of a change in any Applicable Law (whether or not having the force of law) or in the interpretation or application thereof by any court or by any Governmental Authority, central bank or other authority or entity charged with the administration thereof, or any change in the compliance of the Lender therewith now or hereafter:

(a)

subjects the Lender to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Tax or changes the basis of taxation, or increases any existing Tax on payments of principal, interest, fees or other amounts payable by the Borrowers to the Lender under or by virtue of this Agreement (except for Excluded Taxes); or

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(b)

imposes, modifies or deems applicable any reserve, special deposit, deposit insurance or similar requirement against assets held by, or deposits in or for the account of, or loans by or any other acquisition of funds by, an office of the Lender in respect of any Advance or any other condition with respect to this Agreement;

and the result of any of the foregoing, in the sole determination of the Lender acting reasonably, shall be to increase the cost to, or reduce the amount received or receivable by the Lender or its effective rate of return in respect of making, maintaining or funding an Advance hereunder, the Lender shall, acting reasonably, determine that amount of money which shall compensate the Lender for the increase in cost or reduction in income.

(3)

Payment of Additional Compensation. If the Lender determines that it is entitled to compensation in accordance with the provisions of this Section 3.15 (“Additional Compensation”), the Lender shall promptly so notify the Borrowers and shall provide to the Borrowers a photocopy of the relevant Applicable Law or direction, requirement, guideline, policy or request, as applicable, and a certificate of an officer of the Lender setting forth the Additional Compensation and the basis of calculation thereof, which shall be conclusive evidence of the Additional Compensation in the absence of manifest error. The Borrowers shall pay to the Lender within 30 Business Days of the giving of notice the Additional Compensation for the account of the Lender accruing from the date of the notification. The Lender shall be entitled to be paid Additional Compensation from time to time to the extent that the provisions of this Section 3.15 are then applicable notwithstanding that the Lender has previously been paid Additional Compensation.

Section 3.16	Illegality

If any Applicable Law, or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or central bank or other authority or entity charged with the interpretation or administration thereof, or compliance by the Lender with any request or direction (whether or not having the force of law) of any Governmental Authority, central bank or other authority or entity charged with the administration or interpretation thereof, now or hereafter makes it unlawful or impossible for the Lender to make, fund or maintain an Advance or to perform its obligations under or by virtue of this Agreement, the Lender may, by written notice thereof to the Borrowers, terminate its obligations to make further Advances under this Agreement, and the Borrowers, if required by the Lender, shall repay forthwith (or at the end of such longer period as the Lender in its discretion has agreed) the Principal Amount of the Advance together with accrued interest without penalty or bonus and such Additional Compensation as may be applicable to the date of payment and all other outstanding Obligations to the Lender. If any change shall only affect a portion of the Lender’s obligations under this Agreement which is, in the opinion of the Lender, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Lender or the Borrowers under this Agreement, the Lender shall only declare its obligations under that portion so terminated by written notice to the Borrowers.

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Article 4
CDOR LoanS

Section 4.1	Minimum Advance

Each Advance by way of CDOR Loan shall be in minimum aggregate amount of $1,000,00 and larger whole multiples of $100,000.

Section 4.2	Term

Each CDOR Loan shall have an Interest Period of one or three months (each month being a period of 30 days for purposes of this Section), subject to availability.  No Interest Period of a CDOR Loan shall extend beyond the Maturity Date.

Section 4.3	Rollover of CDOR Loans

At least three Business Days before the expiry of the Interest Period of each CDOR Loan, the Borrower shall notify the Lender by irrevocable telephone notice, followed by written confirmation on the same day in form and substance substantially in accordance with Exhibit “D”, if it intends to:

(a)	enter into a new Interest Period with respect to the maturing CDOR Loan, or
(b)	repay the maturing CDOR Loan; or
(c)	convert the CDOR Loan into another form of Advance pursuant to Section 2.8.

If the Borrower fails to provide the foregoing notice or make the required payment, payment of its Obligations to the Lender with respect to that maturing CDOR Loan shall be funded with an Advance under a Prime Rate Loan in the amount outstanding under that CDOR Loan.

Section 4.4	Substitute Basis of Advance – CDOR Loans
(1)	If, at any time the Lender determines in good faith (which determination shall be conclusive, absent manifest error) that:
(b)	an interest rate or discount rate is not ascertainable pursuant to the provisions of the definition of “CDOR Rate” and the inability to ascertain such rate is unlikely to be temporary;
(c)

the regulatory supervisor for the administrator of the CDOR Rate screen rate, the Bank of Canada, an insolvency official with jurisdiction over the administrator for the CDOR Rate, a resolution authority with jurisdiction over the administrator for the CDOR Rate, or a court or an entity with similar insolvency or resolution authority over the administrator for the CDOR Rate, has made a public statement, or published information, stating that the administrator of the CDOR Rate, has ceased or will cease to provide the CDOR Rate, permanently or indefinitely on a

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specific date; provided that, at that time, there is no successor administrator that will continue to provide the CDOR Rate; or
(d)

the administrator of the CDOR Rate screen rate or a Governmental Authority having jurisdiction over the Lender or the administrator of the CDOR Rate screen rate has made a public statement identifying a specific date after which the CDOR Rate, or the CDOR Rate screen rate shall no longer be made available, or used for determining the interest rate of loans or the discount rates for bankers' acceptances; provided that, at that time, there is no successor administrator that will continue to provide the CDOR Rate, (the date of determination or such specific date in the foregoing paragraphs (i) through (iii), the “CDOR Discontinuation Date”), then the Lender and the Borrower shall negotiate in good faith to select a replacement index rate for the CDOR Rate and make such spread adjustments thereto and other related amendments to this Agreement such that, to the extent practicable, the all-in rate paid by the Borrower under this Agreement based on the replacement index rate will be substantially equivalent to the CDOR Rate immediately prior to the CDOR Rate's replacement.

(2)

Upon an agreement being reached between the Lender and Borrower pursuant to subsection (1) above, the Lender and the Borrower shall enter into an amendment to this Agreement that gives effect to the replacement index rate, spread adjustments and such other related amendments as may be appropriate in the discretion of the Lender for the implementation and administration of Canadian Dollar loans bearing interest with discount rates calculated with reference to the replacement index rate.

(3)

Selection of the replacement index rate, spread adjustments, and all other related amendments to this Agreement contemplated by this Section shall give due consideration to the prevailing market practice for: (i) determining a rate of interest applicable to newly originated Canadian Dollar loans made in Canada at such time, and (ii) transitioning existing loans and bankers' acceptances from CDOR Rate-based rates to loans bearing interest with reference to the new reference index rate.

(4)

Until an amendment reflecting the transition to such a new reference index rate becomes effective as contemplated by this Section, the discount rate applicable to each Advance, conversion or rollover of a CDOR Loan shall continue to be calculated with reference to the CDOR Rate; provided that if the Lender determines (which determination shall be conclusive, absent manifest error) that a CDOR Discontinuation Date has occurred, then following the CDOR Discontinuation Date, until such time as an amending agreement adopting such a new reference index rate becomes effective as contemplated by this Section:

(a)	any requested Advance by way of, conversion into, or rollover of, a CDOR Loan shall be deemed to be a request for a Prime Rate Loan in the same principal amount under the Facility; and

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(b)

in respect of a maturing CDOR Loan, in the event the Borrower fails to give, if applicable, a notice with respect thereto specifying the conversion of such CDOR Loan on the maturity date thereof into an Advance other than a CDOR Loan (and provided a valid notice of repayment has not been delivered to the Lender in respect thereof), such maturing CDOR Loan shall be converted on the maturity date thereof into a Prime Rate Loan under the Facility as if a valid notice had been given to the Lender by the Borrower pursuant to the provisions hereof.

(5)

Notwithstanding any other provision of the Agreement, if at any time the replacement index rate agreed upon to replace the CDOR Rate shall be less one half of one per cent (0.50%), it shall be deemed to be one half of one per cent (0.50%) for the purposes of the Agreement.

(6)	For certainty, upon the occurrence of a CDOR Discontinuation Date, the Prime Rate shall be determined without regard to subparagraph (b) of the definition thereof.

Article 5
LETTERS OF CREDIT

Section 5.1	Letter of Credit

The Lender agrees, on the terms and subject to the conditions hereinafter set forth, to issue Letters of Credit in Canadian Dollars or US Dollars or such other major currency as the Lender may agree in its sole discretion for the account of the applicable Borrower from time to time on any Business Day prior to 5 Business Days before the Maturity Date. The aggregate Principal Amount of Letters of Credit issued and outstanding at any time hereunder shall not exceed an amount equal to the lesser of (a) $3,500,000 (including the Exchange Equivalent thereof in Canadian Dollars of any letters of Credit issued in a different currency) and (b) the Excess Availability under the Revolving Credit on the applicable date of determination. No Letter of Credit issued hereunder shall expire on a date that is later than the earlier of (a) the date immediately preceding the first anniversary of the date on which such Letter of Credit was issued or renewed, if applicable, and (b) the Maturity Date. Each Drawdown Notice for a Letter of Credit shall be accompanied by a Letter of Credit Application, completed and duly executed and delivered by the Borrower, and shall be governed by and subject to the Lender’s customary Letter of Credit terms and procedures from time to time in effect.

Section 5.2	Drawings

Any drawing under a Letter of Credit shall be funded by a Loan by way of a Prime Rate Loan (if drawn by the Canadian Borrower in Canadian Dollars under the Revolving Facility), or by way of a Base Rate Loan (if drawn by the Canadian Borrower in US Dollars or any other currency under the Revolving Facility), or by way of a US Prime Rate Loan (if drawn by the US Borrower in US Dollars or any other currency under the Revolving Facility).

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Section 5.3	Rollover

At least three Business Days before the maturity date of any Letter of Credit the applicable Borrower shall notify the Lender, by notice substantially in the form attached as Exhibit “D” if it wishes the issue of a replacement Letter of Credit on the maturity date or if it wishes to extend the maturity date of any Letter of Credit. If the applicable Borrower fails to provide the foregoing notice, the maturing Letter of Credit shall expire on its maturity date. Notwithstanding the foregoing, the Lender shall have the sole discretion in determining whether or not to issue any replacement Letter of Credit or to extend the maturity date thereof.

Section 5.4	Fees for Letters of Credit

The applicable Borrower shall pay a Letter of Credit Fee to the Lender in respect of each Letter of Credit issued hereunder.

Article 6
Libor loans

Section 6.1	Minimum Advance.

Each Advance by way of Libor Loan shall be in a minimum aggregate amount of US$1,000,000 and whole multiples of US$100,000.

Section 6.2	Term.

Each Libor Loan shall have an Interest Period of one, two or three months (each month being a period of 30 days for purposes of this Section), subject to availability. No Interest Period of a Libor Loan shall extend beyond the Maturity Date.

Section 6.3	Rollover of Libor Loans.

At least three Business Days before the expiry of the Interest Period of each Libor Loan, the Canadian Borrower shall notify the Lender in form and substance substantially in accordance with Exhibit “D”, if it intends to:

(a)	enter into a new Interest Period with respect to the maturing Libor Loan, or
(b)	repay the maturing Libor Loan.

If the Canadian Borrower fails to provide the foregoing notice or make the required payment, payment of its Obligations to the Lender with respect to that maturing Libor Loan shall be funded with an Advance under a Base Rate Loan in the amount outstanding under that Libor Loan.

Section 6.4	Effect of Benchmark Transition Event
(a)	Notwithstanding anything to the contrary herein or in any other Credit Documents (and any Hedging Arrangement shall be deemed not to be a “Credit Document” for

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purposes of this Section 6.4), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Credit Documents in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Documents and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Credit Documents in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the 5th Business Day after the date notice of such Benchmark Replacement is provided by the Bank to the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Documents.

(b)

Notwithstanding anything to the contrary herein or in any other Credit Documents and subject to the provision below in this paragraph, if a Term SOFR Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any other Credit Documents in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Documents; provided that, this clause (b) shall not be effective unless the Bank has delivered to the Borrower a Term SOFR Notice.

(c)

In connection with the implementation of a Benchmark Replacement, the Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Documents, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Documents.

(d)

The Bank will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event, Term SOFR Event or Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Bank pursuant to this Section 6.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent

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manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Documents, except, in each case, as expressly required pursuant to this Section 6.4.

(e)

Notwithstanding anything to the contrary herein or in any other Credit Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Bank may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Bank may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)

Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Libor Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to USBR Loans.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Article 7
HEDGING ARRANGEMENTS

Section 7.1	Hedging Arrangements
(1)

The Canadian Borrower may from time to time enter into Hedging Arrangements with the Lender pursuant to which the Lender will, in the sole discretion of the Lender, provide to the Borrower, at rates determined by the Lender, foreign exchange rate protection in respect of such foreign exchange rate transactions in the ordinary course of the Borrower’s business, subject to the terms of this Agreement and the applicable Credit Documents relating to such Hedging Arrangement. The Borrower agrees that no Hedging Arrangement will be entered into for speculative purposes.

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(2)

The Aggregate Deemed Hedge Exposure under all outstanding Hedging Arrangements shall not at any time exceed $1,000,000 and the aggregate face amount of all outstanding Hedging Agreements shall not exceed at any time $5,000,000.

(3)

With respect to foreign exchange rate agreements, the term of such agreement shall expire not later than the earlier of (a) one (1) year from the date such Hedging Arrangement is executed by the Borrower and (b) the Maturity Date.

(4)	The Canadian Borrower agrees to complete such Credit Documents and to pay such fees as the Lender may require in respect of each such Hedging Arrangement.
(5)	The Security documents shall secure all obligations owing under or in respect of each Hedging Arrangement entered into between the Borrower and the Lender.
(6)

If an Event of Default has occurred and is continuing, the Canadian Borrower shall, upon request by the Lender, immediately pay to the Lender an amount equal to 10% (or such other percentage as the Lender, acting reasonably, shall determine appropriate) of the Aggregate Actual Hedge Exposure for all outstanding Hedging Agreements in respect of which the Lender has not already been fully reimbursed, and pay all other amounts owing to the Lender under the terms of all outstanding Hedging Arrangements, and the Borrower agrees that the Lender would not have an adequate remedy at law for failure of the Borrower to honour any such demand and that the Lender shall have the right to require the Borrower to specifically perform such undertaking without regard to the date upon which the Lender is required under any outstanding Hedging Arrangements to purchase any currency on behalf of the Borrower, the date upon which the Borrower is obligated to reimburse the Lender for currency purchased by the Lender on its behalf or the date upon which the Borrower is obligated to pay to the Lender any other amounts owing to such Lender under the terms of any Hedging Arrangements.

(7)

The Borrowers will not enter into arrangements similar to the Hedging Arrangements with any Person other than the Lender.  Notwithstanding the foregoing and for greater certainty, the Borrower may, on an unsecured basis, enter into commodity Hedging Arrangements in respect of natural gas with persons other than the Lender.

Article 8
MASTERCARD ADVANCES

Section 8.1	MasterCard Advances

Subject to the terms and conditions hereof, the Revolving Facility may be availed by the Borrower through the use of a corporate MasterCard or MasterCards issued by the Lender to or at the request of the Borrower. The Lender shall issue such card or cards as are requested by the Borrower upon the completion of, and in accordance with, the credit card agreements and other documents customarily required by the Lender in connection with the issuance of corporate MasterCards and loans and advances (“MasterCard Advances”) made through such card or cards and the MasterCard Advances shall be disbursed and otherwise dealt with in accordance with and subject to the provisions of such credit card agreements and other documents; and interest and fees in connection with the MasterCard Advances shall be calculated and paid at the rates and at the

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times set out in such credit card agreements and other documents. The aggregate amount of all MasterCard Advances shall not at any time exceed the MasterCard Limit. All MasterCard Advances, when made and outstanding, shall be deemed to be Revolving Loans and shall reduce the Excess Availability under the Revolving Credit in an amount equal to the MasterCard Limit.

Section 8.2	Maturity of MasterCard Advances

The outstanding amount of all MasterCard Advances, including accrued and unpaid interest thereon, shall mature and become due and payable in full by the Borrower on the earlier of (a) the date specified in the MasterCard Agreement, and (b) the Maturity Date.

Article 9
PAYMENTS AND REPAYMENTS OF FACILITIES

Section 9.1	Place and Application of Payments and Collections
(1)

All payments of principal, interest, fees and all other Obligations payable hereunder and under the other Credit Documents shall be made to the Lender at its office at the address set out on the signature page hereof (or at such other place as the Lender may specify). All such payments shall be made in the currency in which such Obligations are denominated, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Lender).

(2)	Any voluntary prepayment of a Revolving Loan shall be applied to repay such Revolving Loan to the full extent thereof and any excess shall be returned to the Borrowers.
(3)

Any mandatory repayment of Accommodations Outstanding made by the Borrower pursuant to Section 9.3 shall, upon receipt by the Lender, be applied by the Lender to the Obligations then due and payable, in such order and such manner as the Lender determines appropriate.  The Borrower hereby irrevocably waives the right to direct the application of payments and collections at any time received by the Lender from or on behalf of the Borrower, and the Borrower hereby irrevocably agrees that the Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by the Lender against the Obligations in such manner as the Lender determines appropriate.

(4)

The Borrower hereby irrevocably authorizes the Lender to charge any of the Deposit Accounts for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Lender shall be under no obligation to do so and the Lender shall incur no liability to the Borrower or any other Person for the Lender’s failure to do so.

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Section 9.2	Maturity of Revolving Loans

The Borrower shall repay in full the outstanding Principal Amount under the Revolving Facility, and all accrued and unpaid interest thereon, on the Maturity Date.

Section 9.3	Mandatory Repayments
(1)

Currency Fluctuations. The Borrowers covenant and agree that if at any time the Exchange Equivalent in Canadian Dollars of the aggregate Principal Amount of all outstanding Accommodations under the Facility exceeds lesser of (i) the Revolving Commitment, and (ii) the Borrowing Base, or any other limit set herein in respect of the Facility is exceeded at any time, whether or not as a result of any change in the exchange rate between Canadian Dollars and US Dollars (the amount by which the Accommodation thereunder exceeds the Excess Availability being herein referred to as the “Excess Amount”), the Borrowers shall immediately and without notice or demand prepay such Facility to the extent necessary to ensure that the aggregate Principal Amount outstanding under such Facility does not exceed the Excess Availability thereunder.

(2)

Asset Dispositions. Each Credit Party agrees that, subject to the provisions of the Intercreditor Agreement and the FCC Credit Documents all proceeds derived from the sale or disposition (whether voluntary or involuntary, including as a result of expropriation), or on account of damage or destruction, of Collateral consisting of real estate, Equipment or other fixed assets of such Credit Party shall, upon the occurrence and during the continuation of an Event of Default or in circumstances where there is not a sufficient Borrowing Base to support the Accommodations Outstanding, be paid to the Lender as a mandatory prepayment of the Facility (but in circumstances where there is not sufficient Borrowing Base to support the Accommodations Outstanding, only to the extent required to reduce the Accommodations Outstanding to the Borrowing Base).

(3)

Insurance Proceeds. Each Credit Party agrees that, subject to the provisions of the Intercreditor Agreement, all insurance proceeds which may become payable to such Credit Party in respect of any Collateral consisting of Receivables and/or Inventory shall, upon the occurrence and continuation of an Event of Default or in circumstances where there is not a sufficient Borrowing Base to support the Accommodations Outstanding, be paid to the Lender as a mandatory prepayment of the Facility (but in circumstances where there is not sufficient Borrowing Base to support the Accommodations Outstanding, only to the extent required to reduce the Accommodations Outstanding to the Borrowing Base).

Section 9.4	Payments Generally

All amounts owing in respect of the Facility, whether on account of principal, interest or fees or otherwise, shall be paid in the currency in which the Advance is outstanding. Each payment under this Agreement shall be made for value on the day the payment is due. All interest and other fees shall continue to accrue until payment has been received by the Lender. Each payment shall be made by debit to the Borrower’s Account by the Lender at or before 1:00 p.m. (Toronto time) on the day that payment is due. Each Borrower hereby authorizes the Lender to debit the

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Borrower’s Account in respect of any and all payments to be made by such Borrower or any Credit Party under or in connection with this Agreement and the other Credit Documents.

Section 9.5	Taxes
(1)

Payments. All payments to be made by or on behalf of the Borrowers under or with respect to the Credit Documents shall be made free and clear of and without deduction or withholding for, or on account of, any present or future Taxes, unless such deduction or withholding is required by Applicable Law. If a Borrower is required to deduct or withhold any Taxes from any amount payable to the Lender (i) the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to, and taking into account all Taxes on, or arising by reason of the payment of, additional amounts under this Section 9.5), the Lender receives and retains an amount equal to the amount that it would have received had no such deductions or withholdings been required, (ii) the relevant Borrower shall make such deductions or withholdings, and (iii) the relevant Borrower shall remit the full amount deducted or withheld to the relevant taxing authority in accordance with Applicable Law. Notwithstanding the foregoing, the Borrowers shall not be required to pay additional amounts in respect of Excluded Taxes.

(2)

Indemnity. Each of the Borrowers shall indemnify the Lender for the full amount of any Taxes (other than Excluded Taxes) imposed by any jurisdiction on amounts payable by the Borrowers under this Agreement and paid by the Lender and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted, and any Taxes levied or imposed with respect to any indemnity payment made under this Section 9.5. Each of the Borrowers shall also indemnify the Lender for any Taxes (other than Excluded Taxes) that may arise as a consequence of the execution, sale, transfer, delivery or registration of, or otherwise with respect to this Agreement or any other Credit Document. The indemnifications contained in this Section 9.5 shall be made within 30 days after the date the Lender makes written demand therefor.

(3)

Evidence of Payment. Within 30 days after the date of any payment of Taxes by a Borrower, the relevant Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment by the Borrower of such Taxes with respect to any amount payable to the Lender hereunder.

(4)	Survival. Each of the Borrower’s obligations under this Section 9.5 shall survive the termination of this Agreement and the payment of all amounts payable under or with respect to this Agreement.
Section 9.6	No Set-Off

All payments to be made by the Borrowers shall be made without set-off or counterclaim and without any deduction of any kind.

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Article 10
COLLATERAL

Section 10.1	Collateral

The payment and performance of the Obligations shall at all times, unless otherwise explicitly agreed in writing by the Lender, be secured by, among other things, all of the Credit Parties’ assets, including without limitation, all Receivables, Inventory, Equipment, chattel paper, documents of title, instruments, intangibles, and property of the Credit Parties (other than real property), in each case whether now or hereafter acquired or arising and subject to Permitted Liens, pursuant to the Security required by the Lender, including all documents listed in Section 10.3.

Section 10.2	Collateral Proceeds

Each Borrower shall make such arrangements as shall be necessary or appropriate in the Lender’s opinion to ensure, subject to the Intercreditor Agreement, that all proceeds of the Collateral are promptly paid into the Blocked Account or the Collection Accounts to be dealt with in accordance with the Lockbox Agreement and the Blocked Account Agreement, as applicable; and until so remitted, such proceeds shall, subject to the Intercreditor Agreement, be deemed to be held in trust for the Lender until deposited into the Blocked Account or the Collection Accounts and without limiting the foregoing, each Borrower and each other Credit Party agrees to make such arrangements as shall be necessary or appropriate to assure that all proceeds of the Collateral are deposited (in the same form as received) in the Blocked Account or the Collection Accounts to be dealt with in accordance with the Lockbox Agreement and the Blocked Account Agreements, as applicable. Any proceeds of Collateral received by any Credit Party shall be held in trust for the Lender until deposited into the Blocked Account or the Collection Accounts in the same form in which received, shall not be commingled with any assets of such Credit Party, and, subject to the Intercreditor Agreement, shall be deposited immediately to the Blocked Account or the Collection Accounts to be dealt with in accordance with the Lockbox Agreement and the Blocked Account Agreement, as applicable. Each Borrower, and each of the other Credit Parties, acknowledges that all funds in the Blocked Account and the Collection Accounts are to be dealt with in accordance with the Lockbox Agreement and the Blocked Account Agreement, as applicable, and that, to the extent of any interest of the Credit Parties therein, the Lender, subject to the Intercreditor Agreement, has (and is hereby granted to the extent it does not already have) a Lien on such accounts and all funds contained therein to secure the Obligations. Notwithstanding the foregoing and for greater certainty, prior to the occurrence of an Event of Default and in circumstances where there is sufficient Borrowing Base to support the Accommodations Outstanding, all funds in the Blocked Account and the Collection Accounts shall be transferred to accounts controlled by the Borrower in accordance with the Lockbox Agreement and the Blocked Account Agreement, as applicable.  Upon the occurrence of an Event of Default or in circumstances where there is not a sufficient Borrowing Base to support the Accommodations Outstanding, no amounts deposited in the Blocked Accounts and the Collection Accounts shall be released to the Credit Parties, but shall, subject to the Intercreditor Agreement, instead be applied to, or otherwise held for application to, or as Security for, the outstanding Obligations (but in circumstances where there is not a sufficient Borrowing Base to support the Accommodations Outstanding, only to the extent required to reduce the Accommodations Outstanding to the Borrowing Base) and (to the extent so provided in any other Credit Document) any and all other indebtedness, liabilities and obligations, present or future,

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of each of the Credit Parties to the Lender, it being understood and agreed that the Borrower notwithstanding such application shall have the right to obtain additional Loans under this Agreement subject to the terms and conditions hereof.

Section 10.3	Security Documents

The Credit Parties shall cause the following Security documents and guarantees to be executed and delivered to the Lender on or prior to the Closing Date, to secure the Obligations, each in form and substance satisfactory to the Lender:

(a)

a general security agreement executed by each Credit Party, creating a security interest in all of the present and future personal property, assets and undertaking of such Credit Party, including Securities (or the equivalent), Receivables and Inventory registered in every location where such Credit Party has assets, subject only to Permitted Liens;

(b)	a general assignment of book debts executed by each Canadian Credit Party;
(c)	an assignment of the interest of each Credit Party in all insurance policies held by or for the benefit of such Credit Party (subject to the terms of the Intercreditor Agreement);
(d)	a Guarantee, executed by each Guarantor; and
(e)	such other security agreements as may be requested by the Lender, acting reasonably.
Section 10.4	Additional Credit Parties

Village Farms International, Inc. shall ensure that each Person that becomes a Subsidiary of the Borrower or a Guarantor after the Original Closing Date and that is not a party hereto shall forthwith execute and deliver to the Lender a guarantee and other Security documents similar to those delivered by the other Credit Parties. The Borrowers shall deliver or cause the delivery of such legal opinions and other supporting documents as the Lender reasonably requires.  Notwithstanding the foregoing, and for greater certainty, each of PSF, Hemp JV Co, AVGG Hemp JV Co and any other Permitted JV Entity shall not be required to deliver to the Lender for purposes of this Agreement a guarantee and other Security documents similar to those delivered by the Credit Parties.

Article 11
CONDITIONS PRECEDENT

Section 11.1	Conditions Precedent to Disbursements of Advances

The obligation of the Lender to establish and/or maintain the Facility under this Agreement is subject to and conditional upon the satisfaction of the following conditions on or before the Closing Date:

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(a)	Delivery of Credit Documents. The Lender shall have received sufficient copies, in form and substance satisfactory to the Lender, of the following:
(i)	all documents relating to the Security and all other Credit Documents, duly executed by all the parties thereto (other than the Lender);
(ii)

a Certificate of an Authorized Representative of each Credit Party, dated the Closing Date, with respect to its constating documents and by-laws and the due authorization, execution and delivery of all Credit Documents to which it is a party and all the transactions contemplated thereby, and confirming that all representations and warranties contained in this Agreement are true and correct as if made on the date of the Certificate;

(iii)

the Lender shall have received a good standing, status or compliance certificate (as applicable) for each of the Credit Parties (dated as of the date no earlier than five (5) days prior to the date hereof) from the applicable government office in the jurisdiction of its incorporation and each jurisdiction in which it is qualified to do business;

(iv)

opinions of counsel to the Credit Parties, addressed to the Lender and its counsel with respect to, inter alia, due authorization, execution, delivery, and enforceability of the Credit Documents and the creation, validity and perfection of the security interests constituted by the Security;

(v)

duly executed and binding certificate(s) of insurance evidencing the insurance required under this Agreement, that: (A) all losses under all insurance policies are payable to the Lender, as first loss payee (subject to the terms of the Intercreditor Agreement), (B) the Lender has been added as an additional insured in respect of all liability policies, (C) the policies contain a standard mortgage clause approved by the Insurance Bureau of Canada, and (D) that the Lender will be given at least 30 days prior written notice of any cancellation or termination of any policy;

(vi)

such other Credit Documents as the Lender may reasonably request, including (A) the Security documents listed in Section 10.3 hereof, (B) all applicable Collateral Access Agreements, (C) the Lender shall have received and reviewed, to its satisfaction, original copies of the environmental questionnaires or checklists in form and substance acceptable to the Lender completed by the applicable Borrower in respect of each premise occupied by each Credit Party; and (D) standard credit documentation used by the Lender in connection with the issuance of Letters of Credit and Hedging Arrangements, if applicable, prior to any Advance in respect thereof;

(vii)	estoppel letters, discharges, subordination agreements and/or intercreditor agreements (including in respect of Farm Credit Canada), as applicable, in respect of existing security filings;

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(viii)	an executed Borrowing Base Certificate, together with an executed Compliance Certificate prepared by the Canadian Borrower on behalf of the Borrowers; and
(ix)	such other documents or agreements as may be requested by the Lender including without limitation blocked account agreements
(b)

Payout and Discharge. All funds owed by the Credit Parties to those creditors identified (based upon information provided by any Credit Party) by the Lender shall be repaid in full and all Liens (other than Permitted Liens and any related existing Debt incurred in connection therewith) and/or security registrations made in favour of such creditors shall be discharged or the Lender shall have received an undertaking from such creditors to discharge all such Liens and/or security registrations in form and substance satisfactory to the Lender.

(c)

Registration of Security. All registrations, recordings and filings of or with respect to the Security which in the opinion of counsel to the Lender are necessary to render effective the Lien intended to be created thereby (subject to Permitted Liens) shall have been completed.

(d)	Fees. All fees payable in accordance with this Agreement on or before the Closing Date (including legal fees and expenses of the Lender) shall have been paid to the Lender.
(e)

Due Diligence. The Lender shall have completed, to its satisfaction, its business, legal and accounting due diligence review with the respect to the Credit Parties, including but not limited to all required financial results including monthly projections for the balance of the 2021 Fiscal Year, the assets (field examination), the corporate structure and organizational documents, environmental (including environmental checklists and indemnity in the Lender’s standard form and environmental reports as deemed necessary), material contracts, insurance (including business interruption insurance and claims made in respect thereof), claims and lawsuits, background checks on key management and key management contracts as required by the Lender.

(f)	Material Adverse Change. No Material Adverse Change shall have occurred with respect to the Credit Parties.
(g)

Financial Statements. The Lender shall have received the Borrower’s consolidated and non-consolidated financial statements for the most recently completed Fiscal Year, together with the most recently prepared month-end financial reports.

Section 11.2	Conditions Precedent to All Advances

The obligation of the Lender to make available any Advance, (except Rollovers or Conversions), including the first Advance, are subject to and conditional upon each of the conditions below being satisfied on the applicable Drawdown Date:

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(a)	No Default. No Default or Event of Default exist has occurred and is continuing on the Drawdown Date, or would result from making the Advance.
(b)	Representations Correct. The representations and warranties contained in Section 12.1 shall be true and complete on each Drawdown Date as if made on that date.
(c)	No Breach of Laws. Such Advance shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Lender as then in effect;
(d)	Notice of Advance. The applicable Borrower shall have provided notice in respect of such Advance as required hereunder.
(e)	Borrowing Base Certificate. The Borrower shall have provided a current Borrowing Base Certificate in accordance with Section 13.1(5)(a)
(f)

Certain Advances. The Borrower shall execute and deliver to the Lender customary credit documentation required by the Lender from time to time in connection with each Letter of Credit and Hedging Arrangement.

Section 11.3	Waiver of any Condition Precedent

The conditions stated in Section 11.1 and Section 11.2 are inserted for the sole benefit of the Lender and the conditions stated therein may only be waived by the Lender, and any such waiver may be made in whole or in part, with or without terms or conditions and in respect of all or any portion of the Advances, without affecting the right of the Lender to assert terms and conditions in whole or in part in respect of any other future Advance.

Article 12
REPRESENTATIONS AND WARRANTIES

Section 12.1	Representations and Warranties of the Credit Parties

Each Credit Party, for and on behalf of itself as applicable, makes the following representations and warranties to the Lender, all of which shall survive the execution and delivery of this Agreement, and acknowledges and confirms that the Lender is, among other things, relying upon such representations and warranties as a basis for its decision to enter into this Agreement and to make Advances hereunder:

(a)

Status. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and it has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage. Each Credit Party is duly qualified to carry on its business, and is in good standing, in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualification except where not being so qualified would not have a Material Adverse Effect.

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(b)

Power and Authority. It has the corporate or other equivalent power to execute, deliver and perform the terms and provisions of each Credit Document to which it is a party and has taken all necessary action to authorize the execution, delivery and performance by it of each Credit Document to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party, and each such Credit Document constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium or similar laws affecting creditors’ generally, the fact that specific performance and injunctive relief may only be given at the discretion of the courts, and the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments.

(c)

No Violation. Neither the execution, delivery or performance by each Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, contravenes any Applicable Law, conflicts with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, or results in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Credit Documents) upon any of its property or assets pursuant to, any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement or instrument to which it is a party or by which it or any of its property or assets is bound or to which it may be subject, or breaches or violates any provision of its constating documents or any Contractual Obligation to which it is a party.

(d)	Business and Operations. The business and operations of each Credit Party, and the locations thereof, are accurately described in Schedule 12.1(d).
(e)

Approvals. Except as set forth in Schedule 12.1(e), no order, consent, certificate, approval, permit, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Person (including any Governmental Authority, shareholder, member, partner or other owner of Issued Equity, or any Person that is party to a Contractual Obligation of any Credit Party) is required to authorize, or is required in connection with, the execution, delivery or performance by any Credit Party of any Credit Document to which it is a party, or the legality, validity, binding effect or enforceability with respect to it of any such Credit Document, or the consummation of the transactions contemplated therein, other than filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Lender for filing or recordation, on or prior to the Closing Date.

(f)

Security Documents. The Security documents create, and grant to the Lender, valid and enforceable first priority Liens upon the Collateral, subject only to the terms of this Agreement and to Permitted Liens, on the terms set out therein, and the Security documents have been registered or recorded, as applicable, in all places where registration or recording, as applicable, is necessary to perfect the charges and security interests created thereby.

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(g)	Title to Collateral. Each Credit Party has good and marketable title to all of its Collateral, free and clear of all Liens other than Permitted Liens.
(h)	Financial Statements; Financial Condition; Undisclosed Liabilities.
(i)

The Financial Statements submitted to the Lender for the Fiscal Year ended 2020 and for the period ended February 28, 2021 present fairly, in all material respects, and all Financial Statements submitted to the Lender during the term of this Agreement, present or will present fairly (subject, in the case of any interim Financial Statements prepared by management of the applicable Person in the Credit Parties, to normal year end adjustments), the financial position, on a consolidated basis, of the Borrower Group and, on an unconsolidated basis, of each Credit Party, as applicable, as at the date thereof and the results of operations and cash flows, on a consolidated or unconsolidated basis, as applicable, for the periods covered thereby, and all such Financial Statements have been, or will be, as applicable, prepared in accordance with GAAP. Since the Original Closing Date, there has been no Material Adverse Change.

(ii)

Except as fully reflected in the Financial Statements described in Section 12.1(h), there are no liabilities or obligations with respect to any Credit Party of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material; and no Credit Party is aware of any basis for the assertion against it of any liability or obligation of any nature whatsoever that is not fully reflected in the Financial Statements described in Section 12.1(h) that, either individually or in the aggregate, would be material.

(i)

Projections. The financial projections of the Credit Parties for the Fiscal Year ending December 31, 2021 to and including the Fiscal Year ending December 31, 2021, including monthly projections for each remaining calendar month during the Fiscal Year ending December 31, 2021 and annual projections thereafter, are based upon good faith estimates and assumptions made by the management of the Borrower and, notwithstanding that such projections are not to be viewed as facts and that actual results during the period covered by such projections may differ from such projections, as of the Closing Date, the Borrower believes the assumptions made in such projections are reasonable and that such projections are attainable.

(j)	Litigation. Except as set forth on Schedule 12.1(j), there are no Claims.
(k)

Disclosure. No Credit Document furnished to the Lender by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There are

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no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein, in the other Credit Documents or otherwise to the Lender for use in connection with the transactions contemplated hereby.

(l)

Taxes. Except as set forth on Schedule 12.1(l) or as otherwise permitted pursuant to Section 13.1(3), (i) all Tax returns and reports required to be filed by each Credit Party for its five most recent taxation years or Fiscal Years have been filed in a timely manner, and all Taxes due and payable on such Tax returns, and all assessments, fees and other governmental charges levied against any Credit Party, and upon their respective assets, have been paid when due; and (ii) no Credit Party has received notice of any proposed tax audits with respect to any Credit Party, or of any tax assessments against any Credit Party, that are not being actively contested in good faith by appropriate proceedings by the applicable Credit Party and in respect of which adequate reserves or other appropriate provisions, if any, have been made in accordance with GAAP and the details thereof have been provided to the Lender to its satisfaction.

(m)

Equity Interests. Schedule 12.1(m) sets forth a true and complete list of all Subsidiaries of the Borrower and of each other Credit Party, each registered owner of Equity Interests in the Borrower, each Subsidiary of the Borrower and each other Credit Party (other than in respect of Village Farms International, Inc. which is a public corporation) and the number and percentage ownership of such Equity Interests held by each such owner thereof. All outstanding Equity Interests in each Credit Party have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 12.1(m), there is no existing option, warrant, phantom stock or unit, call, right, commitment or other agreement to which any Credit Party is a party requiring, or any other Equity Interest that upon conversion or exchange would require, the issuance by any Credit Party of any additional Equity Interests.

(n)

No Restrictions. There is no encumbrance or restriction on the ability of any Credit Party to (i) pay dividends or make any other distributions on its Equity Interests, or to pay any Debt owed by it, (ii) make loans or advances, or (iii) transfer any of its properties or assets, except, in each case, such encumbrances or restrictions existing under or by reason of (A) Applicable Law, (B) this Agreement or the other Credit Documents, (C) customary provisions restricting subletting or assignment of any lease governing any of its leasehold interests, (D) customary provisions restricting the assignment of contracts, permits and/or licenses, or (E) the FCC Credit Documents.

(o)

Compliance with Applicable Laws. Each Credit Party (i) has obtained and is in compliance with all Governmental Approvals that are necessary for the conduct of its business as presently conducted, and the use of its property and assets (both real and personal), each of which is in full force and effect, is a good, valid and

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subsisting approval that has not been surrendered, forfeited or become void or voidable, and (ii) is in compliance in all material respects with all Applicable Laws, including Environmental Laws.
(p)

Labour Matters. Except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect (i) there are no strikes or other labour disputes against any Credit Party that are pending or, to the knowledge of each Credit Party, threatened, (ii) all payments due from any Credit Party on account of employee insurance of any kind and vacation pay have been paid or accrued as a liability on its books and each Credit Party has withheld and remitted all amounts on behalf of all employees of such Credit Party required to be withheld or remitted by it, and has made all employer contributions to be made by it, in each case, in accordance with Applicable Laws, (iii) there is no obligation of any Credit Party under any collective agreements or under any consulting or management agreement requiring payments which cannot be cancelled without material liability, (iv) each Credit Party is in material compliance with the terms and conditions of all consulting agreements, management agreements and employment agreements, if any, (v) there is no organizing activity involving any Credit Party or, to the knowledge of any Credit Party, threatened by any labour union or group of employees, (vi) no labour union or group of employees has made a pending demand for recognition, and (vii) there are no complaints or charges against any Credit Party pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by any Credit Party.

(q)	Insurance. Each Credit Party maintains insurance in compliance with Section 13.1(4) and all premiums and other sums of money payable for that purpose have been paid.
(r)

Locations of Collateral. All of the Collateral is located at the Permitted Collateral Locations or is in transit to or from such locations. Other than Village Farms DR S.R.L., there are no material account debtors of any Credit Party resident outside of Canada or the United States of America that are not insured to at least 90% of their book value.

(s)	Intellectual Property. All Intellectual Property owned or used by any Credit Party is listed on Schedule 12.1(s).
(t)

Real Property. All Real Property Interests of each Credit Party and the nature of its interest (both registered and beneficial) Credit Party therein, is correctly set forth on Schedule 12.1(t). Each Credit Party has legal and marketable title to all of its Real Property Interests, free and clear of all Liens other than Permitted Liens.

(u)	Environmental Matters.
(i)	No Credit Party, nor any of its premises or operations used in the conduct of its business, is subject to any outstanding written order, consent decree

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or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any activity relating to any Hazardous Substance. No Credit Party has received any letter or request for information under any provincial, federal or state law or law of any other jurisdiction applicable to it, in respect of any Hazardous Substance or any activity relating thereto that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Credit Party’s premises and operations is free from the presence of all Hazardous Substances except for such presence permitted by Environmental Laws or that could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Credit Party has caused or suffered to occur any Release of any Hazardous Substance on, at, in, under, above, to or from any real property owned, leased or otherwise used by it or any other real property that could individually or in the aggregate reasonably be expected to have a Material Adverse Effect. The Borrower has no knowledge of any conditions, occurrences or activities relating to any Hazardous Substance (other than in accordance with Environmental Laws) which could reasonably be expected to form the basis of an Environmental Claim against any Credit Party. No Credit Party nor any predecessor of any Credit Party has filed any notice under any Environmental Law indicating past or present treatment of any Hazardous Substance at any real property owned, leased or otherwise used by it or any other real property, and no Credit Party’s operations involve the generation, transportation, treatment, storage or disposal of any Hazardous Substance. Each Credit Party is, and, except as set forth in Schedule 12.1(u)(i), has been, in compliance with all Environmental Laws, except for such non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has obtained, and is in compliance with, all Environmental Permits required by Environmental Laws for the operations of its businesses as presently conducted or as proposed to be conducted and all such Environmental Permits are valid, uncontested and in good standing. Compliance by the Credit Parties with all current requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to any Credit Party relating to any Environmental Law, any Release of any Hazardous Substances, or any activity relating to any Hazardous Substance which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower on its own and on behalf of each other Credit Party, hereby acknowledges and agrees that neither the Lender nor any of its officers, directors, employees, attorneys and representatives (i) is now, or has ever been, in control of any Credit Party’s premises or operations or any Credit Party’s affairs, and (ii) has the capacity or the authority through the provisions of the Credit Documents or otherwise to direct or influence any (A) Credit Party’s conduct with respect to the ownership, operation or management of

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any Credit Party’s premises or operations or any Credit Party’s affairs, (B) undertaking, work or task performed by any employee, Lender or contractor of any Credit Party or the manner in which such undertaking, work or task may be carried out or performed, or (C) Credit Party’s compliance with Environmental Laws or Environmental Permits.

(v)

No Defaults. No Credit Party is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, directly or indirectly, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

(w)

Material Contract. All Material Contracts are listed on Schedule 12.1(w), and a true and complete copy of each Material Contract has been provided to the Lender. All Material Contracts are in full force and effect, and there are no defaults thereunder.

(x)	Debt. All Debt of the Credit Parties, as of the Closing Date, is disclosed in the Audited Financial Statements of the Credit Parties for the most recently completed Fiscal Year or on Schedule 12.1(x).
(y)

CERCLA. No portion of any Credit Party’s property has been listed, designated or identified in the National Priorities List or the CERCLA Information System both as published by the United States Environmental Protection Agency, or any similar list of sites published by any federal, state or local authority proposed for requiring clean up or remedial or corrective action under any requirements of Applicable Laws.

(z)

US Benefit Plans. Except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (i) each US Benefit Plan has been maintained and is in compliance with Applicable Laws including, without limitation, all requirements relating to employee participation, investment of funds, benefits and transactions with the Credit Parties and Persons related to them, (ii) with respect to US Benefit Plans: (a) no condition exists and no event or transaction has occurred with respect to any US Benefit Plan that is reasonably likely to result in any Credit Party, to the best of its knowledge, incurring any liability (other than ordinary course funding obligations and claims for benefits), fine or penalty; and (b) no Credit Party has a material contingent liability with respect to any post-retirement benefit under a “welfare plan”, as such term is defined in Section 3(1) of ERISA, and (iii) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made have been made in accordance with all Applicable Laws and the terms of each US Benefit Plan, . Each of the US Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code either (a) has received a favourable determination letter from the Internal Revenue Service, (b) is or will be the subject of an application for a favourable determination letter, and no circumstances exist

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that have resulted or could reasonably be expected to result in the revocation or denial of any such determination letter, or (c) is entitled to rely on an appropriately updated prototype plan Credit Document that has received a national office determination letter and has not applied for a favourable determination letter of its own.

(aa)

Canadian Benefit Plans. No Credit Party sponsors, contributes to or administers any Canadian Pension Plans. Except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (i) all obligations of each Credit Party (including fiduciary, contribution, funding, investment and administration obligations) required to be performed in connection with the Canadian Benefit Plans and any funding agreements therefor under the terms thereof and applicable statutory and regulatory requirements, have been performed in a timely and proper fashion, and (ii) there have been no improper withdrawals or applications of the assets of any Credit Party’s Canadian Benefit Plans. There are no outstanding material disputes concerning the assets or liabilities of any Credit Party’s Canadian Benefit Plans.

(bb)	Not an Investment Company. No Credit Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the United States Investment Company Act of 1940.
(cc)

No Margin Stock. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any Advance shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(dd)	Solvency. Each Credit Party is Solvent.
(ee)	Default. No Default or Event of Default has occurred which is continuing.
(ff)	Receivables.
(i)

Each Eligible Receivable is valid and subsisting and arises out of a bona fide sale of Inventory sold and delivered by the applicable Credit Party to, or in the process of being delivered to, or out of and for services theretofore actually rendered by it to, the account debtor named therein.

(ii)

No Eligible Receivable is evidenced by any instrument or chattel paper unless such instrument or chattel paper has been endorsed by the owner thereof and delivered to the Lender (except to the extent the Lender specifically requests the owner thereof not to do so with respect to any such instrument or chattel paper).

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(iii)	No surety bond was required or given in connection with any Eligible Receivable or the contracts or purchase orders out of which the same arose.
(iv)

The amount of each Eligible Receivable represented as owing thereunder is the correct amount of such Eligible Receivable actually and unconditionally owing, except for normal cash discounts on normal trade terms in the ordinary course of business.

(v)

The amount of each Eligible Receivable represented as owing is not disputed and is not subject to any set-off, credits, deductions or counterclaims other than those arising in the ordinary course of the applicable Credit Party’s business.

(gg)	Inventory.
(i)	All Inventory and Equipment is located at a location set forth on Schedule 12.1(t) (each, a “Permitted Collateral Location”).
(ii)	No Inventory is or will be consigned to any other Person without the Lender’s prior written consent except in the ordinary course of business.
(hh)	Deposit Accounts. The location, description and beneficiary of each Deposit Account is accurately set forth on Schedule 12.1(hh).
(ii)

Hemp Joint Venture. Attached hereto as Schedule 12.1(ii) are true and complete copies of the following executed agreements related to the joint venture entered into among, inter alia, VLP and Nature Crisp, LLC, regarding the operations of Hemp JV Co for purposes of the production, cultivation and distribution of industrial hemp derived from United States field (outdoor) production, if permitted pursuant to Applicable Law:

(i)	Limited Liability Company Agreement of Village Fields Hemp USA LLC dated as of February 27, 2019 entered into among VLP, Nature Crisp, LLC and Hemp JV Co (the “LLC Agreement”).
(jj)

AVGG Hemp Joint Venture.  Attached hereto as Schedule 12.1(jj) are true and complete copies of the following executed agreements related to the joint venture entered into among, inter alia, VLP and Arkansas Valley Hemp, LLC, regarding the operations of AVGG Hemp JV Co for purposes of the production, cultivation and distribution of industrial hemp derived from United States field (outdoor) production, if permitted pursuant to Applicable Law:

(i)

Limited Liability Company Agreement of Arkansas Valley Green and Gold LLC dated as of May 20, 2019 entered into among VLP, Hemp JV Co, Arkansas Valley Hemp, LLC and AVGG Hemp JV Co (the “AVGG LLC Agreement”).

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(kk)	Permitted Investments. Attached as Schedule 12.1(kk) is, as of the Closing Date, a true and complete list of all Permitted Investments which have been made.
Section 12.2	Deemed Repetition

The representations and warranties made in Section 12.1 shall be deemed to be repeated on each Drawdown Date, Interest Payment Date, Rollover Date and Conversion Date, and as of the last day of each calendar month, as if made on and as of each such date unless specifically made as of a certain date.

Article 13
COVENANTS

Section 13.1	Affirmative Covenants

While any obligation of any Credit Party or the Lender is outstanding under any Credit Document and the Commitment has not been terminated, each of the Credit Parties agrees as follows:

(1)

Maintenance of Business. Except as provided in Section 13.2(4), it shall preserve and maintain its existence, and preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business.

(2)

Maintenance of Properties. Except with respect to its assets and operations located in Marfa, Texas, it shall maintain, preserve and keep its property, plant, Equipment and other assets in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needed and proper repairs, renewals, replacements, additions and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained except with the prior written consent of the Lender (such consent not to be unreasonably withheld).

(3)

Taxes and Assessments. It shall duly pay and discharge, all Taxes, rates, assessments, fees and governmental charges upon or against it or its property and assets or in respect of this Agreement or any other Credit Document, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

(4)	Insurance.
(a)

It shall maintain in force, with good and responsible insurance companies, insurance coverage on its property, assets and undertaking that is substantially similar to the coverage listed in Schedule 13.1(4). The Borrower shall upon request, furnish to the Lender a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 13.1(4).

(b)	All insurance required hereby shall be maintained in amounts and under policies and with insurers acceptable to the Lender, acting reasonably, and all such policies

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shall name the Lender as first loss payee in respect of Receivables and Inventory (to the extent such insurance is held by such Credit Party), loss payee and mortgagee in respect of other Collateral as its interests may appear and additional insured, as applicable, and shall contain a standard mortgage clause all in form and content acceptable to the Lender acting reasonably. The Credit Parties shall pay or caused to be paid, when due all premiums on such insurance. Certificates of insurance evidencing compliance with the foregoing and, at the Lender’s request, the policies of such insurance shall be delivered by the Borrower to the Lender. All insurance required hereby shall provide that no cancellation thereof shall be effective until at least 30 days after receipt by the applicable Credit Party and the Lender of written notice thereof, and shall be satisfactory to the Lender in all other respects. In case of any material loss, damage to or destruction of the Collateral or any part thereof, the Borrower shall promptly give written notice thereof to the Lender generally describing the nature and extent of such damage or destruction. In case of any loss, damage to or destruction of the Collateral or any part thereof, the Credit Parties, at their cost and expense, shall, except as required under the FCC Credit Documents, use all proceeds of insurance to promptly cause to be repaired or replaced the Collateral so lost, damaged or destroyed. Upon the occurrence and during the continuation of an Event of Default or in circumstances where there is not a sufficient Borrowing Base to support the Accommodations Outstanding, if any Credit Party receives any proceeds of insurance for any loss, damage to or destruction of Collateral, such proceeds shall, subject to the provisions of the Intercreditor Agreement, immediately be paid to the Lender as a mandatory prepayment of the Facility (but in circumstances where there is not sufficient Borrowing Base to support the Accommodation Outstanding, only to the extent required to reduce the Accommodations Outstanding to the Borrowing Base).  Upon the occurrence and during the continuation of an Event of Default, each Credit Party hereby authorizes the Lender, subject to the provisions of the Intercreditor Agreement, at the Lender’s option, to adjust, compromise and settle any Losses under any insurance afforded to such Credit Party, and hereby irrevocably constitutes the Lender, and each of its nominees, officers, agents, attorneys, and any other Person whom the Lender may designate, as its attorney in fact, with full power and authority to effect such adjustment, compromise and/or settlement and to endorse any drafts drawn by an insurer of the Collateral or any part thereof and to do everything necessary to carry out such purposes. All insurance proceeds shall, subject to the provisions of the Intercreditor Agreement, be subject to the Lien of the Lender under the Security documents and subject to Permitted Liens.  For greater certainty, unless an Event of Default has occurred and is continuing, the Lender shall pay over and transfer to the Borrowers any insurance proceeds in respect of the Collateral which are received by the Lender in excess of any amounts required to reduce the Accommodations Outstanding to the then available Borrowing Base.

(c)

Unless it provides the Lender with evidence of the insurance coverage required by this Agreement, the Lender may purchase insurance at the Credit Parties’ expense to protect the Lender’s interests in the Collateral, and the Lender shall not be required to require such coverage to apply to claims made by or against any Credit

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Party. The Borrower may later cancel any such insurance purchased by the Lender, but only after providing the Lender with evidence that the Borrower has obtained insurance as required by this Agreement. If the Lender purchases insurance for the Collateral, the Borrower shall be responsible for all of the costs of that insurance, including interest thereon and any other out of pocket costs and expenses that the Lender may suffer or incur in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

(5)

Financial Reports. It shall maintain a standard system of accounting in accordance with GAAP and shall promptly furnish to the Lender and its duly authorized representatives such information respecting its business and financial condition as the Lender may reasonably request; and without limiting the foregoing, it shall provide the following information to the Lender:

(a)

as soon as available, and in any event not more than three (3) Business Days after the last Business Day of each calendar week (or not more than 40 days after the last Business Day of each fiscal quarter of the Borrower in circumstances where there are no Obligations owing to the Lender and, for purposes of this clause, Obligations does not include Advances outstanding by way of Letter of Credit), a Borrowing Base Certificate, showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last Business Day of such calendar week (or such calendar month, as applicable), together with such other information as is therein required, prepared by the Borrower. For greater certainty, all calculations of availability in any Borrowing Base Certificate shall originally be made by the Borrower and certified by an Authorized Representative of the Borrower, provided that the Lender shall from time to time in its sole discretion, and at such intervals as the Lender determines, review and adjust any such calculation (A) to reflect its reasonable estimate of declines in value of any Collateral, due to collections of Receivables received or otherwise and (B) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the reserves determined by the Lender;

(b)

as soon as available, and in any event within 30 days after the close of each monthly accounting period of the Borrower (or not more than 30 days after the last Business Day of each fiscal quarter of the Borrower in circumstances where there are no Obligations owing to the Lender and, for purposes of this clause, Obligations does not include Advances outstanding by way of Letter of Credit):

(i)	a copy of the Unaudited Financial Statements as of the last day of such monthly accounting period;
(ii)	a Receivables aging report on an “invoice date” basis, including reconciliation of cash and accounts receivable;
(iii)	an accounts payable aging report;

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(iv)	a priority claims and statutory deductions report; and
(v)

a report reconciling accounts payable and Receivables set out in the reports provided pursuant to Section 13.1(5)(b)(ii), Section 13.1(5)(b) and Section 13.1(5)(b)(iv) for the applicable monthly accounting period to the corresponding figures for such items in the Unaudited Financial Statements for such monthly accounting period provided pursuant to Section 13.1(5)(b)(i);

in each case (A) accompanied by management commentary on the results reported as compared to performance in the previous Fiscal Year and as against the budget prepared for the current Fiscal Year of the Borrower, (B) prepared by the Borrower in such format and detail as is required by the Lender, and (C) certified by an Authorized Representative of the Borrower;

(c)	as soon as available, and in any event within 90 days after the last day of each Fiscal Year of the Borrower:
(A)

a copy of the Audited Financial Statements for such Fiscal Year in respect of the Borrower Group, certified by an Authorized Representative of the Borrower and accompanied by an unqualified opinion of the Auditor, confirming that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower as of the close of such Fiscal Year and the results of its operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; and

(B)

a report reconciling accounts payable and Receivables amounts provided pursuant to Section 13.1(5)(b)(ii) and (b)(iii) for such Fiscal Year to the corresponding amounts for such items in the Audited Financial Statements and Unaudited Financial Statements for such Fiscal Year;

(d)

promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the operations and financial affairs of any Credit Party relevant to the preparation of the Financial Statements;

(e)	as soon as available, and in any event not less than 30 days after the end of each Fiscal Year, a copy of the Business Plan for the next Fiscal Year; and
(f)	promptly after knowledge thereof shall come to the attention of any officer or director of any Credit Party, written notice of any threatened or pending litigation

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or governmental proceeding or labour controversy against the Borrower, the Guarantor or any Credit Party that, if adversely determined, would have a Material Adverse Effect, or of the occurrence of any Default or Event of Default;

(g)	promptly after knowledge thereof shall come to the attention of any officer or director of any Credit Party, written notice of any Default or Event of Default.

Each of the financial statements of the Borrower and/or the Borrower Group furnished to the Lender pursuant to this Section 13.1(5) shall be accompanied by a Compliance Certificate prepared by the Canadian Borrower on behalf of the Borrowers (which such certificate shall include for greater certainty the requisite financial covenant calculations hereunder).

(6)	Inspection; Appraisals; Verification.
(a)

It shall at reasonable times and on reasonable notice permit (and arrange for all access required to permit) the Lender and its duly authorized representatives and agents, to (i) examine and make copies of the corporate books and books of accounts and other financial records of each Credit Party, (ii) discuss the affairs, finances and accounts of each Credit Party with, and to be advised as to the same by, their officers, employees and independent chartered accountants (and each Credit Party hereby authorizes its accountants to discuss with the Lender the finances and affairs of such Credit Party), and (iii) visit and inspect any of the premises of the Credit Parties and to conduct field examinations, provided that the Lender shall not conduct more than one (1) field examination during any particular Fiscal Year; provided that if an Event of Default has occurred and is continuing, the Lender shall be entitled to conduct field examinations of the Credit Parties at such times and intervals as the Lender determines appropriate in its sole discretion.  Notwithstanding the foregoing and the for greater certainty, the number of visits to and examinations, at reasonable times and on reasonable notice, of the Credit Parties which do not constitute field examinations shall not be restricted.

(b)

It shall, upon request by the Lender at any time and from time to time, deliver to the Lender such evidence of the existence, identity and location of the Collateral and of its availability as collateral security pursuant hereto (including, without limitation, reports stating the book value of Inventory by major category and location). It agrees that the Lender shall have the right to verify all or any part of the Collateral in any manner, and through any medium, that the Lender considers appropriate, and it agrees to furnish all assistance and information, and perform any acts, that the Lender may require in connection therewith. It agrees to promptly notify the Lender of any Collateral that such Credit Party has determined is obsolete, and it shall provide the prior book value of such Collateral, a description thereof and its location.

(7)	Location of Collateral and Offices.
(a)	The Collateral is and shall remain in the possession or control of the applicable Credit Party at the Permitted Collateral Locations.

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(b)

A Credit Party shall at all times own or lease each Permitted Collateral Location, except to the extent otherwise permitted by the Lender. If a Permitted Collateral Location is not owned by a Credit Party, the Borrower shall, if so requested by the Lender, deliver a Collateral Access Agreement.  For greater certainty, as of the Closing Date, the Lender only requires Collateral Access Agreements in respect of those leased premises where the Credit Parties maintain books and records relating to Receivables.  Upon the occurrence of a Default or an Event of Default, the Borrower shall, if so requested by the Lender, make commercially reasonable best efforts to deliver or cause to be delivered a Collateral Access Agreement in respect of such other Permitted Collateral Locations as the Lender may require in the circumstances.

(8)	Settlements on Receivables.
(a)

If an Event of Default has occurred and is continuing, the proceeds of any Collateral sold by it shall be set aside at the request of the Lender and held by it as trustee for the Lender and such shall remain part of the Collateral.

(b)

Unless an Event of Default has occurred and is continuing, each Credit Party may settle and adjust disputes and claims with its customers and account debtors, handle returns and recoveries and grant discounts, credits and allowances in the ordinary course of its business as presently conducted for amounts and on terms which it in good faith considers advisable. If an Event of Default has occurred and is continuing, unless the Lender requests otherwise, each Credit Party shall promptly notify the Lender of (i) all returns and recoveries, and (ii) all disputes and claims and settle or adjust them at no expense to the Lender, provided that no discount, credit or allowance shall be granted to any customer or account debtor and no returns of merchandise or other goods shall be accepted by any Credit Party without the Lender’s consent. Notwithstanding the foregoing, the Lender may, if an Event of Default has occurred and is continuing, settle or adjust disputes and claims directly with customers or account debtors for amounts and upon terms which the Lender considers advisable.

(9)	Collection of Receivables.
(a)

Regardless of whether an Event of Default has occurred and is continuing, and regardless of whether the Lender has exercised any or all of its rights under other provisions of this Agreement or any other Credit Document, and without prejudice to any other right or remedy available to the Lender at law or in equity, if the Lender requests any Credit Party to do so:

(i)

all instruments and chattel paper at any time constituting part of the Receivables or any other Collateral (including any post-dated cheques) shall, upon receipt by such Credit Party, be immediately endorsed to and deposited with the Lender; and

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(ii)

the Credit Party shall instruct all customers and account debtors to remit all payments in respect of Receivables or any other Collateral to a lockbox or lockboxes under the sole custody and control of, and in such locations as are specified by, the Lender or to a blocked account or blocked accounts, satisfactory to the Lender.

(b)

If an Event of Default has occurred and is continuing, and without prejudice to any other rights or remedies available to the Lender at law or in equity, the Lender or its designee may notify any Credit Party’s customers and account debtors at any time that Receivables or any other Collateral have been assigned to the Lender or of the Lender’s security interest therein, and (subject to the provisions of the Intercreditor Agreement) either in its own name, or the applicable Credit Parties’ name, or both, demand, collect (including, without limitation, through a lockbox or blocked account analogous to that described in Section 13.1(9)(a)(ii)), receive, bring enforcement proceedings in respect of, compound and give acquittances for, any or all amounts due or to become due on Receivables or any other Collateral, and in the Lender’s discretion file any claim or take any other action or proceeding which the Lender may deem necessary or appropriate to protect or realize upon the Lien of the Lender in the Receivables or any other Collateral.

(c)

Any proceeds of Receivables or other Collateral transmitted to or otherwise received by the Lender pursuant to Section 13.1(9)(a) and Section 13.1(9)(b) may be handled and administered by the Lender in and through one or more remittance accounts at the Lender (such remittance accounts to constitute special restricted accounts for purposes of and subject to the provisions of this Agreement), and each Credit Party acknowledges that the maintenance of such remittance accounts by the Lender is solely for the Lender’s convenience and that no Credit Party has any right, title or interest in such remittance account or any amounts at any time standing to the credit thereof.

(d)

Upon the occurrence and during the continuation of an Event of Default and/or in the circumstances where there is not a sufficient Borrowing Base to support the Accommodations Outstanding, the Lender shall apply proceeds of Receivables and other Collateral received by it from any source to the payment of the Obligations (whether or not then due and payable, but in circumstances where there is not sufficient Borrowing Base to support the Accommodations Outstanding, only to the extent required to reduce the Accommodations Outstanding to the Borrowing Base), such applications to be made in accordance with Section 9.1(3). Except for purposes of computing interest on the Obligations in accordance with this Agreement, the Lender need not apply or give credit for any item included in proceeds of Receivables or other Collateral until the Lender has received final payment therefor at its office in cash or Cash Equivalents, acceptable to the Lender; provided that, if the Lender does give credit for any item prior to receiving final payment therefor and the Lender fails to receive such final payment or an item is charged back to the Lender for any reason, the Lender shall be entitled to charge the amount of such item back against any Deposit Account maintained with the Lender, together with interest thereon at the rate referred to in Section 3.5(2) hereof

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which applies to Revolving Loans in the currency of the amount involved. Concurrently with each transmission of any proceeds of Receivables or other Collateral to the Deposit Account, the Borrower shall furnish the Lender with a report in such form as the Lender shall require, identifying the particular Receivable or other Collateral from which the same arises or relates.

(10)	Inventory and Equipment.
(a)

It shall at its own cost and expense maintain, keep and preserve its Inventory in good condition; provided that, notwithstanding the foregoing, it may, until an Event of Default, (i) use, consume and sell the Inventory in the ordinary course of business, but a sale in the ordinary course of business shall not under any circumstance include any transfer or sale in satisfaction, partial or complete, of a debt owing by any Credit Party; and (ii) sell obsolete, worn out or unusable Equipment which is concurrently replaced, on a reasonably expeditious basis, consistent with past practices and having regard to the particular Equipment, replacing same with similar Equipment at least equal in quality and condition to that sold and owned by such Credit Party, free of any Lien other than Permitted Liens, in a manner consistent with the past practices of such Credit Party.

(b)

If an Event of Default has occurred and is continuing, if any of the Inventory is at any time evidenced by a document of title, such document of title shall be promptly delivered by such Credit Party to the Lender unless the Lender expressly agrees otherwise.

(11)	Compliance with Laws. It shall comply in all material respects with the requirements of all Applicable Laws.
(12)

Insolvency Applications. It acknowledges that its business and financial relationships with the Lender are unique, and that the Lender does not have a common interest with any of its other creditors; and it agrees that if it files any plan of arrangement under the Companies’ Creditors Arrangement Act or makes any proposal under the Bankruptcy and Insolvency Act, the Lender will be placed in its own class for voting and distribution purposes, and the Credit Party will not permit or acquiesce in, directly or indirectly, the classification of the Lender with any other creditor for any purpose of such plan or proposal or otherwise.

(13)

US Benefit Plan Matters. It will maintain each US Benefit Plan in compliance in all material respects with all requirements of Applicable Law. It will promptly notify the Lender on becoming aware of (a) the institution of any steps by any Person to terminate any US Pension Plan, (b) the failure of any Credit Party to make a required contribution to any US Pension Plan if such failure is sufficient to give rise to an Encumbrance under Section 302(f) of ERISA, (c) the taking of any action with respect to a US Pension Plan which is reasonably likely to result in the requirement that any Credit Party furnish a bond or other security to the US Pension Benefit Guaranty Corporation under ERISA or such US Pension Plan, or (d) the occurrence of any event with respect to any US Benefit Plan which is reasonably likely to result in any Credit Party incurring any material liability (other than ordinary course funding obligations and claims for benefits), fine or penalty,

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and in the notice to the Lender thereof, provide copies of all Credit Documents relating thereto.
Section 13.2	Negative Covenants

While any obligation of any Credit Party to the Lender is outstanding under any Credit Document and the Commitments have not been terminated, each Borrower agrees as follows:

(1)

Change of Name. It shall not change its name, and it shall ensure that no other Credit Party changes its name, without first giving the Lender at least thirty (30) days’ prior written notice of its intent to do so.

(2)

Limitation on Liens. It shall not, and it shall ensure that each other Credit Party does not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral, whether now owned or hereafter acquired, other than Permitted Liens.

(3)

Disposition of Assets. It shall not, and it shall ensure that each other Credit Party does not, sell, lease, transfer, assign, convey or otherwise dispose of any of its properties or assets except in the ordinary course of business and in accordance with the terms of the Credit Documents.

(4)

Consolidations and Mergers. It shall not, and it shall ensure that each other Credit Party does not, merge, consolidate, amalgamate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favour of any Person, except that any Credit Party may merge, amalgamate with, or dissolve or liquidate into, any other Credit Party (so long as it remains an Credit Party), provided that in any such transaction, other than an amalgamation, the Credit Party shall be the continuing or surviving corporation.

(5)

Formation of New Entities. It shall not, and it shall ensure that each other Credit Party does not, form or acquire or otherwise permit to exist any Subsidiary, without the prior written consent of the Lender (such consent not to be unreasonably withheld).  Notwithstanding the foregoing and for greater certainty, but subject to Section 13.2(24) and the definitions of Permitted Investment and Permitted JV Entity, as applicable, this clause (5) shall not apply in respect of each of PSF, Hemp JV Co, AVGG Hemp JV Co and any other Permitted JV Entity.

(6)

Maintenance of Equity Interests. It shall not, and it shall ensure that each other Credit Party does not, assign, sell or transfer, or permit the assignment, sale or transfer of, any of its Equity Interests or any Equity Interest of any other Credit Party; and the Borrower shall not permit a Change of Control to occur.

(7)

Limitations on Debt. It shall not, and it shall ensure that each other Credit Party does not, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, Debt in an aggregate amount exceeding $5,000,000, determined on a consolidated basis, except: (i) the FCC Debt; (ii) Debt incurred pursuant to this

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Agreement; (iii) Debt existing on the Closing Date and described in Section 12.1(x); (iv) Debt secured by Permitted Liens (subject to the $5,000,000 aggregate limit described above); (v) Debt for amounts payable to suppliers in the ordinary course of business; (vi) Capitalized Lease Obligations in an aggregate amount not exceeding $100,000 at any time, determined in accordance with GAAP on a consolidated basis for the Borrower and each other Credit Party; (vii) unsecured Debt owing to another Credit Party; and (viii) Debt incurred for the purpose of acquiring the use or possession of any property under a lease or similar arrangement, whether or not the Credit Party has the express or implied right to acquire title to or purchase such property, if, after giving effect thereto, the aggregate amount of fixed rentals and other consideration payable by all Credit Parties under all such leases and similar arrangements would (i) exceed $11,000,000 or (ii) exceed $2,000,000 during any Fiscal Year.

(8)

Transactions with Affiliates or Associates. It shall not, and it shall ensure that each other Credit Party does not, enter into any contract, arrangement or transaction with any Affiliate or Associate, except: (i) as expressly permitted by this Agreement or listed on Schedule 13.2(8) hereto; (ii) agreements approved by the Lender in respect of Subordinated Debt, (iii) agreements in the ordinary course of, and pursuant to the reasonable requirements of, business and at prices and on terms substantially the same as those that the Credit Party would reasonably expect to receive in a comparable arm’s length transaction with another Person (excluding any requirement for security that might otherwise be required from an arm’s length party), or (iv) as otherwise disclosed in writing to, and approved by, the Lender.

(9)

Management Fees and Compensation. It shall not, and it shall ensure that each other Credit Party does not, pay any management, consulting or similar fees to any Affiliate or to any officer, director or employee of it or any Affiliate except (i) payment of reasonable compensation and expense reimbursement to officers and employees for actual services rendered to, and expenses incurred for, it in the ordinary course of business, and (ii) payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate for the Credit Parties with respect to all such items $700,000 in any Fiscal Year provided that no such payment shall be made if an Event of Default has occurred and is continuing or if the making of such payment will result in an Event of Default.

(10)

Contingent Obligations. It shall not, and it shall ensure that each other Credit Party does not, create, incur, assume or suffer to exist any Contingent Obligations, other than in respect of the Obligations, except: (i) endorsements for collection or deposit in the ordinary course of business; (ii) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations; and (iii) Contingent Obligations arising with respect to customary indemnification obligations in favour of purchasers in connection with dispositions permitted under Section 13.2(3), and (iv) Contingent Obligations described in clause (b) of the definition thereof and permitted pursuant to Section 13.2(10); provided that, in any such case, such Contingent Obligations are not otherwise expressly restricted or prohibited by this Agreement.

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(11)

Restricted Payments.  It shall not, and it shall ensure that each other Credit Party does not, directly or indirectly, (i) declare or make any payment or other distribution of assets, properties, cash, rights, obligations or Securities on account of any of Equity Interests (except that any Credit Party may declare and pay dividends to another Credit Party (so long as it remains an Credit Party)), or (ii) purchase, redeem or otherwise acquire for value any of its, or any of its Affiliate’s, shares of capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such interests or Securities now or hereafter outstanding, or (iii) make any payment in respect of Subordinated Debt, or (iv) make any other payment or distribution to any of its shareholders or Affiliates or any other non-arm’s length party. Notwithstanding the foregoing and for greater certainty, Village Farms International, Inc. may, provided that (y) no Default or Event of Default has occurred and is continuing or would occur as the result of any proposed distribution by Village Farms International, Inc. and (z) the Borrower Group is at such time in compliance with Section 13.3(1) hereof, declare and pay dividends on account of any of its Equity Interests.  Notwithstanding the foregoing and for greater certainty, but subject to Section 13.2(24) and the definitions of Permitted Investment and Permitted JV Entity, as applicable, nothing in this clause (11) shall prevent (i) the US Borrower from fulfilling its obligations under the Hemp JV Documents and under the AVGG Hemp JV Documents, as applicable, or (ii) any Credit Party from fulfilling its obligations under any documents governing a Permitted Investment.

(12)

Change in Business. It shall not, and it shall ensure that each other Credit Party does not, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof and it shall not change the location from which such line of business is carried on by it, all as described in Section 12.1(d).

(13)

Change in Structure. It shall not, and it shall ensure that each other Credit Party does not, make any changes in its equity capital structure (including a change in the terms of its outstanding equity securities), or amend its constating documents (including any shareholder agreement), except as necessary to effect transactions permitted under Section 13.2(3).

(14)

Accounting Changes. It shall not, and it shall ensure that each other Credit Party does not, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its Auditor (unless it is another independent accounting firm of national standing which is acceptable to the Lender acting reasonably) or Fiscal Year.

(15)

Deposit Accounts. It shall not, and it shall ensure that each other Credit Party does not, open or maintain any Deposit Account except with the Lender or as disclosed in Schedule 12.1(hh) provided, however, that (i) Deposit Accounts indicated as “Permanent Accounts” on Schedule 12.1(hh) maintained other than with the Lender or its Affiliates shall not at any time have, in the aggregate, funds deposited therein in excess of US$400,000 or, if the Marfa, Texas facility is in operation, US$800,000.

(16)

Material Contracts. It shall not and it shall ensure that each other Credit Party does not, (i) cancel or terminate any Material Contract; (ii) waive any default or breach under any Material Contract; (iii) amend or otherwise modify any Material Contract; or (iv) take any

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other action in connection with any Material Contract or Licence, that would, in each case, have a Material Adverse Effect.
(17)

Limitation on Sale and Leaseback Transactions. It shall not, and it shall ensure that each other Credit Party does not, directly or indirectly, enter into any sale and leaseback transaction with respect to any property or assets (whether now owned or hereafter acquired).

(18)

Loans and Investments. It will not, and it shall ensure that each other Credit Party does not, on an aggregate basis in excess of US$1,000,000 during each Fiscal Year without the prior written approval of the Lender, (i) purchase or acquire, or make any commitment to purchase or acquire, any capital stock, Equity Interest, or any obligations or other Securities of, or any interest in, any Person, including, without limitation, the establishment or creation of a Subsidiary, or (ii) make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation, amalgamation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in or guarantee of, any Person including any Affiliate or make any payments in respect thereof (the items described in clauses (i), (ii), and (iii) are referred to as “Investments”), except for: (A) Investments in cash and Cash Equivalents; (B) extensions of credit by one Credit Party to another Credit Party (so long as it remains an Credit Party), as the case may be and interest and other payments made in connection with such extensions of credit; (C) extensions of credit which constitute trade receivables in the ordinary course of business; and (D) Permitted Investments.  Notwithstanding the foregoing and for greater certainty, but subject to Section 13.2(24) and the definitions of Permitted Investment and Permitted JV Entity, as applicable, this clause (18) shall not apply in respect of any Investment in PSF, Hemp JV Co., AVGG Hemp JV Co or any other Permitted JV Entity, as applicable.

(19)	Use of Cash. Use any cash on deposit with the Lender which is subject to an offset agreement in breach of any term or covenant contained in this Agreement or any other Credit Document.
(20)

Location of Assets in Other Jurisdictions. It will not, and it shall ensure that each other Credit Party does not, except for any Collateral in transit for delivery to a customer in the ordinary course of business of such Credit Party, as part of the performance of its obligations or the provision of its services to such customer under a contract entered into with such customer in the ordinary course of business of such Credit Party, (i) acquire any Collateral outside of the jurisdictions identified in Schedule 12.1(t), or (ii) move any Collateral to a jurisdiction where the Lender would not have, or continue to have, a first priority Lien over such Collateral under Applicable Law, or (iii) knowingly suffer or permit in any other manner any of its Collateral to not be subject to the Lender’s Lien or to be or become located in a jurisdiction as a result of which the Lender’s Lien over such Collateral is not perfected.

(21)	Excluded Subsidiaries. It will not, and it shall ensure that each other Credit Party does not, without the prior written approval of the Lender, allow or cause any Excluded Subsidiary

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to (i) incur any Debt, other than Debt to a Credit Party or Debt secured by or which could be secured by Permitted Liens or Debt for amounts payable to suppliers in the ordinary course of business, (ii) grant, incur or suffer any Lien other than a Permitted Lien, (iii) purchase or acquire, or make any commitment to purchase or acquire, any capital stock, equity interest, or any obligations or other Securities of, or any interest in, any Person, including, without limitation, the establishment or creation of a Subsidiary, (iv) make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation, amalgamation or other combination or (v) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate or make any payments in respect thereof.  Notwithstanding the foregoing and for greater certainty, but subject to Section 13.2(24) and the definitions of Permitted Investment and Permitted JV Entity, as applicable, this clause (21) shall not apply in respect of PSF, Hemp JV Co,  AVGG Hemp JV Co and any other Permitted JV Entity, as applicable.

(22)

Loans to Excluded Subsidiaries. It will not, and it shall ensure that each other Credit Party does not, make loans or advance funds or make or increase, as the case may be, any equity investment in any Excluded Subsidiary.  Notwithstanding the foregoing and for greater certainty, but subject to Section 13.2(24) and the definitions of Permitted Investment and Permitted JV Entity, as applicable, this clause (22) shall not apply in respect of loans, advances of funds or any increase of Equity Interests in PSF, Hemp JV Co, AVGG Hemp JV Co or any other Permitted JV Entity.

(23)	Pension Plans. It will not, and it shall ensure that each other Credit Party does not create or establish a defined benefit pension plan.
(24)

JV Co Restrictions.  For greater certainty, each of Hemp JV Co and AVGG Hemp JV Co are and shall be considered as a Permitted JV Entity for purposes of this Agreement, and the Borrowers and each other Credit Party shall, in respect of each Permitted JV Entity, comply, and cause compliance, in all respects with the requirements set out in clauses (h) and (i) of the definition of Permitted Investment set out in this Agreement.

Section 13.3	Financial Covenants of the Borrower

While any Obligation of any Credit Party or any Obligation of the Lender is outstanding under any Credit Document, each Credit Party agrees as follows:

(1)

Fixed Charge Coverage Ratio. If at any time Excess Availability is less than 20% of the Revolving Commitment, then the Borrower Group shall, at all times during the period in which Excess Availability is less than 20% of the Revolving Commitment and continuing for a period of 60 consecutive days after which Excess Availability is no longer less than 20% of the Revolving Commitment, maintain a Fixed Charge Coverage Ratio of not less than 1.0:1.0, calculated and tested, in respect of the relevant Twelve Month Period, as of the last day of each calendar month and at such other times as the Lender determines necessary or appropriate.  For greater certainty, Excess Availability will be determined and calculated as at the end of each fiscal month of the Borrower.

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(2)

Capital Expenditures. The Borrowers and the other Credit Parties will not without the prior written consent of the Lender expend or become obligated for any Capital Expenditures in an aggregate amount exceeding $5,000,000 during any Fiscal Year, determined in accordance with GAAP on a consolidated basis.

Article 14
DEFAULT AND ENFORCEMENT

Section 14.1	Events of Default

The occurrence of any of the following events shall constitute an event of default (an “Event of Default”) under this Agreement:

(a)

Payment Defaults. Failure by any Credit Party to pay to the Lender when due all amounts owing to the Lender under any Credit Document, including without limitation, all Accommodations Outstanding, interest and other Obligations.

(b)

Non-Payment Defaults under Article 13. Failure of any Credit Party to comply with any covenant in Article 13 hereof and that failure, if capable of being remedied, is not remedied within 15 days after either the Credit Party has become aware of its occurrence or the Lender has notified the Borrower of its occurrence.

(c)

Other Non-Payment Defaults under Credit Documents. Failure of any Credit Party to comply with any covenant given in favour of the Lender in any Credit Document (other than a Default pursuant to Section 14.1(a) or Section 14.1(b)) if such failure is capable of being remedied and such failure has not been remedied within 15 days after the earlier of (A) the date on which an officer of any Credit Party became aware of its occurrence, and (B) the date on which the Borrower received notice of its occurrence from the Lender.

(d)

Default in Other Agreements. (i) Failure of any Credit Party to pay when due any principal, interest or other amount payable in respect of any indebtedness owing by such Credit Party (other than indebtedness owing pursuant to any Credit Document) in an individual principal amount of $250,000 or more or in an aggregate principal amount of $250,000 or more, after the expiry of any applicable grace period provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of any indebtedness owing by any Credit Party (other than covenants in respect of indebtedness owing pursuant to any Credit Document), including any loan agreement, Mortgage, indenture or other agreement relating thereto, after the expiry of any applicable grace period provided therefor, in each case, if the effect of such breach or default is to cause, or to permit such indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be.

(e)

Breach of Representations and Warranties. Any representation, warranty, certification or statement made or deemed to be made by any Credit Party in any Credit Document is untrue in any material respect as of the date on which such

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representation, warranty, certification or statement was made or deemed to have been made.
(f)

Action by Other Creditors. Any judgment, writ, warrant of attachment, distress or any similar process in an amount exceeding $250,000 is entered or filed against one or more of the Credit Parties or against any Collateral (or which, when combined with other judgments, writs, warrants of attachment, distress or other similar proceedings entered or filed against one or more Credit Parties or against any Collateral, exceeds an aggregate amount of $250,000), and such judgment, writ, warrant of attachment, distress or any similar process is not diligently appealed in good faith and vacated, bonded, stayed or satisfied within 30 days thereafter or, within such 30 day period, any Collateral is possessed or seized by any third party creditor.

(g)

Invalidity and Contest. (i) Any Credit Document, or any provision thereof, shall at any time cease to be a legally binding and enforceable obligation of any Credit Party that is a party thereto in accordance with its terms or be declared null and void, (ii) the legality, validity, binding nature or enforceability of any Credit Document, or any provision thereof, shall be contested by any Credit Party, or (iii) any Credit Party shall deny that it has any further liabilities or obligations under any Credit Document to which it is a party except as permitted under such Credit Document.

(h)

Governmental Approvals. Any Governmental Approval required for any Credit Party to conduct its business substantially in the manner presently conducted or to perform its obligations under any Credit Document is not obtained or is withdrawn or ceases to be in full force and effect and same would have a Material Adverse Effect and (i) in the Lender’s opinion, it is not possible for such Credit Party to obtain such Governmental Approval within 60 days after the date on which such Governmental Approval was required or withdrawn, as applicable, or (ii) in the Lender’s opinion, it is possible for such Credit Party to obtain such Governmental Approval within 60 days after the date on which such Governmental Approval was required or withdrawn, as applicable, but such Governmental Approval is not obtained within such 60 day period.

(i)

Voluntary Proceedings. Any Credit Party (i) institutes proceedings for substantive relief in any bankruptcy, insolvency, debt restructuring, reorganization, readjustment of debt, dissolution, liquidation, winding-up or other similar proceedings (including proceedings under the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code, incorporating statute (or other legislation, document or agreement creating such Credit Party), including proceedings for the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to such Credit Party or all or any material part of the Collateral, or (ii) makes an assignment for the benefit of creditors, or (iii) is unable, or admits in

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writing its inability, to pay its debts as they become due or otherwise acknowledges its insolvency or commits any other act of bankruptcy or is insolvent under any applicable legislation, or (iv) voluntarily suspends the conduct of its business or operations, or (v) acquiesces in, or takes any action in furtherance of, any of the foregoing.

(j)

Involuntary Proceedings. If any third party (i) makes any application under the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code or similar legislation in Canada or the United States of America in respect of any Credit Party, or (ii) files a proposal or notice of intention to file a proposal under the Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code or similar legislation in Canada or the United States of America in respect of any Credit Party, or (iii) institutes any winding-up proceeding under the Winding-up and Restructuring Act (Canada), the United States Bankruptcy Code, any relevant incorporating statute or any similar legislation in Canada or the United States of America in respect of any Credit Party, or (iv) presents a petition in bankruptcy under the Bankruptcy and Insolvency Act (Canada) or any similar legislation in Canada or the United States of America in respect of any Credit Party, or (v) files, institutes or commences any other petition, proceeding or case under any other bankruptcy, insolvency, debt restructuring, reorganization, incorporation, readjustment of debt, dissolution, liquidation, winding-up or similar law now or hereafter in effect, seeking bankruptcy, liquidation, reorganization, dissolution, winding-up, composition or readjustment of debt of any Credit Party, the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official for any Credit Party, or any material part of any Credit Party’s assets or any similar relief in Canada or the United States of America; unless such application, filing, proceeding, petition or case, as applicable, is being contested in good faith by bona fide action on the part of the relevant Credit Party and is dismissed, stayed or withdrawn within 30 days after the commencement thereof.

(k)	Material Adverse Change. At any time an event or circumstance occurs that, in the opinion of the Lender, is or will be a Material Adverse Change.
(l)	Change of Control. A Change of Control occurs or, in the opinion of the Lender, will occur, each without the prior written consent of the Lender.
(m)

Pension Plans. (i) The institution of any steps by any Credit Party or any member of its Controlled Group or any applicable regulatory authority to terminate a Canadian Pension Plan or US Pension Plan (in whole or in part) if, as a result of such termination, any Credit Party is required to make an additional contribution to such Canadian Pension Plan or US Pension Plan, or to incur an additional material liability or obligation to such Canadian Pension Plan or US Pension Plan, or (ii) a contribution failure occurs with respect to any US Pension Plan sufficient to give rise to a lien or charge under Section 302(f) of ERISA or under any applicable pension benefits legislation in any other jurisdiction.

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(n)

Loss of Collateral, etc. Any loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $250,000 (excluding any related deductible under insurance policies).

(o)

Dissolution, etc. The dissolution, liquidation, wind-up or termination of existence of any Credit Party or if any proceedings are commenced in respect thereof unless, in the case of proceedings not brought by an Obligor, such proceedings are being actively and diligently contested in good faith by bona fide action on the part of the relevant Credit Party and is dismissed, stayed or withdrawn within 30 days after the commencement thereof.

Section 14.2	Rights upon Default and Event of Default

Upon the occurrence of a Default, which is continuing, the Lender may, on notice to the Borrowers, declare that the ability of the Borrowers to require any further Advances under the Facilities shall be suspended. Upon the occurrence of an Event of Default which is continuing, the Lender may do either or both of the following:

(a)	declare that the Commitment under any or all of the Facility has expired and that the Lender’s obligation to make Advances has terminated; and
(b)

declare the entire principal amount of all Advances outstanding, all unpaid accrued interest and all fees and other amounts required to be paid by the Borrowers hereunder to be immediately due and payable without the necessity of presentment for payment, notice of non-payment and of protest (all of which are hereby expressly waived) and proceed to exercise any and all rights and remedies hereunder and under any other Credit Document.

From and after the issuance of any declaration referred to in this Section 13.2, the Lender shall not be required to honour any cheque or other instrument presented to it by the Borrower regardless of the date of issue or presentation. Immediately upon receipt of a declaration under Section 14.2(b), the Borrowers shall pay to the Lender all amounts outstanding hereunder including, without limitation, the Deemed Hedge Exposure owing under each Hedging Arrangement. Without limiting the generality of the foregoing, the applicable Borrower shall pay to the Lender the maximum amount payable under all outstanding Letters of Credit, which are unmatured or unexpired, which amounts shall be held by the Lender as collateral security for the Borrower’s obligations with respect to those Letters of Credit, as applicable. The Deemed Hedge Exposure under any Hedging Arrangement shall be determined in accordance with the applicable Hedge Agreement.

Section 14.3	Waiver of Default

No express or implied waiver by the Lender of any demand, Default or Event of Default shall in any way be or be construed to be a waiver of any future or subsequent Default or Event of Default. To the extent permitted by Applicable Law, the Credit Parties hereby waive any rights now or thereafter conferred by statute or otherwise which may limit or modify any of the Lender’s rights or remedies under any Credit Document. Each Credit Party agrees that the exercise by the Lender of any rights or remedies under any Credit Document without having declared an

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acceleration shall not in any way alter, affect or prejudice the right of the Lender to make a declaration pursuant to Section 14.2 at any time and, without limiting the foregoing, shall not be construed as or deemed to constitute a waiver of any rights under Section 14.2.

Article 15
REMEDIES

Section 15.1	Remedies Cumulative

For greater certainty, the rights and remedies of the Lender under this Agreement and the other Credit Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Lender of any right or remedy upon the occurrence of a demand, Default or Event of Default shall not be deemed to be a waiver of, or to alter, affect or prejudice any other right or remedy to which the Lender may be lawfully entitled as a result of the demand, Default or Event of Default, and any waiver by the Lender of the strict observance of, performance of or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted thereby, shall be deemed not to be a waiver of any subsequent demand, Default or Event of Default.

Section 15.2	Remedies Not Limited

The Lender may, to the extent permitted by Applicable Law, bring suit at law, in equity or otherwise, for any available relief or purpose including, but not limited to: (a) the specific performance of any covenant or agreement contained in this Agreement or in any other Credit Document; (b) an injunction against a violation of any of the terms of this Agreement or any other Credit Document; (c) in aid of the exercise of any power granted by this Agreement or any other Credit Document or by law; or (d) the recovery of any judgment for any and all amounts due in respect of the Obligations.

Section 15.3	Set-Off

Upon the occurrence of demand, Default or Event of Default, the Lender and each of its branches (including the Chicago Branch) and offices are hereby authorized by each Credit Party from time to time, without notice to: (a) set-off and apply any and all amounts owing by the Lender or any of its branches or offices to any Credit Party (whether payable in Canadian Dollars or any other currency and any amounts so owing in any other currency may be converted into one or more currencies in which the Obligations are denominated at such rate or rates as the party may be able to obtain, acting reasonably, and whether matured or unmatured, and in the case of deposits, whether general or special, time or demand and however evidenced) against and on account of the Obligations (whether or not any declaration under Section 14.2 has been made and whether or not those Obligations are unmatured or contingent); (b) hold any amounts owing by the Lender as collateral to secure payment of the Obligations owing to it to the extent that those amounts may be required to satisfy any contingent or unmatured Obligations owing to it; and (c) return as unpaid for insufficient funds any and all cheques and other items drawn against any deposits so held as the Lender in its sole discretion may elect. For greater certainty, and in addition to the rights, powers and remedies set out above, the Lender and each of its branches and offices may exercise

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at their discretion any and all set-off and other rights and remedies afforded to each of them pursuant to Applicable Law.

Section 15.4	Lender May Perform Covenants

If any Credit Party fails to perform any of its obligations under any covenant contained in this Agreement or any other Credit Document, the Lender may (but has no obligation to), upon notice to the Borrower, perform any covenant on behalf of such Credit Party and, if the covenant requires the payment or expenditure of money, the Lender may make Advances to fund such expenditure, and such Advances shall constitute Prime Rate Loans under the Revolving Facility and shall be repaid by the Borrower upon demand by the Lender.

Article 16
GENERAL PROVISIONS

Section 16.1	Assignment
(1)

This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors and any permitted Assignees. The Credit Parties shall not assign, delegate or transfer all or any part of their rights or obligations under this Agreement without the prior written consent of the Lender, which consent may be withheld in the Lender’s sole discretion.

(2)

Subject to Section 16.1(3), the Lender may, provided such assignment is at no additional cost to the Credit Parties, without the prior written consent of the Borrowers, assign all or any part of its rights and obligations in respect of the Credit Documents to one or more financial institutions or other entities (each an “Assignee”), and any such assignment shall become effective upon receipt by the Borrower of (i) written notice from the Lender that it has assigned all or any part of its rights under the Credit Documents and (ii) a written undertaking from the Assignee (addressed to all the parties to this Agreement) agreeing to be bound by this Agreement and to perform the obligations assigned to it. Any Assignee shall be treated as a lender for all purposes of this Agreement, shall be entitled to the full benefit hereof and shall be subject to the obligations of the Lender to the same extent as if it were an original party in respect of the rights or obligations assigned to it, and the Lender shall be released and discharged accordingly and to the same extent, and the Schedules hereto, as applicable, shall be amended accordingly from time to time without further notice or other requirement.

(3)

Notwithstanding Section 16.1(2), the Lender may not assign all or any part of its rights to or have any of its obligations assumed by any private equity fund or hedge fund that in the ordinary course of business invests in debt (a) considered to be very weak, (b) where the issuer of such debt is in imminent default to its creditor(s), or (c) where the issuer of such debt is in insolvency proceedings, unless, in each case, an Event of Default shall have occurred and be continuing or upon the exercise of any rights pursuant to Section 13.2.

(4)

The Lender may disclose to any prospective Assignee, on a confidential basis, such information concerning the Credit Parties, their businesses and properties as it considers appropriate, without liability to any Credit Party.

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Section 16.2	Amendments

No amendment or waiver of any provision of this Agreement or consent to any departure by a party from any provision of this Agreement will be effective unless it is in writing, and any such amendment, modification, waiver or consent will be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given.

Section 16.3	Notice

Unless otherwise specified, any notice or other communication required or permitted to be given to a party under this Agreement shall be in writing and may be delivered personally or sent by prepaid registered mail, e-mail, PDF or facsimile, to the address, e-mail address or facsimile number of the party set out beside its name at the foot of this Agreement to the attention of the Person there indicated or to such other address, e-mail address, facsimile number or other Person's attention as the party may have specified by notice in writing given under this Section. Any notice or other communication shall be deemed to have been given (i) if delivered personally, when received; (ii) if mailed, subject to Section 15.4, on the fifth Business Day following the date of mailing; (iii) if sent by facsimile or e-mail, on the Business Day when the appropriate confirmation of receipt has been received if the confirmation of receipt has been received before 3:00 p.m. on that Business Day or, if the confirmation of receipt has been received after 3:00 p.m. on that Business Day, on the next succeeding Business Day; and (iv) if sent by facsimile or e-mail on a day which is not a Business Day, on the next succeeding Business Day on which confirmation of receipt has been received. All communication with any Credit Party hereunder may be directed through the Canadian Borrower. For greater certainty, any notice or other document or instrument which is required to be given or delivered to any Credit Party hereunder shall be deemed (unless notice to such Credit Party is required by Applicable Law) to have been given to and received by such Credit Party if given to the Canadian Borrower.

Section 16.4	Disruption of Postal Service

If a notice has been sent by prepaid registered mail and before the fifth Business Day after the mailing there is a discontinuance or interruption of regular postal service so that the notice cannot reasonably be expected to be delivered within five Business Days after the mailing, the notice will be deemed to have been given when it is actually received (or upon refusal of receipt).

Section 16.5	Environmental Indemnity

Each Credit Party shall, and does hereby, indemnify and hold each Indemnified Person harmless from and against any and all Claims and Losses incurred or suffered by, or asserted against, the Indemnified Person, with respect to or as a direct or indirect result of, (a) the presence on or under, or any Release of any Hazardous Substance from any of the Collateral, comprising real property or any other real properties owned or used by any of the Credit Parties or any Subsidiary or any of their successors and assigns; or (b) the breach of any Applicable Laws by any mortgagor, owner, lessee or occupant of such properties. The obligations of each of the Credit Parties under this Section 16.5 shall survive the repayment of the other Obligations and the termination of the Facilities.

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Section 16.6	Further Assurances

Each Credit Party agrees to comply with all terms and conditions of each of the Credit Documents and, at any time and from time to time, upon request of the Lender, to execute and deliver to the Lender, such further Credit Documents or instruments and shall do or cause to be done such further acts as the Lender may deem necessary or desirable to ensure such compliance, to give effect to the intent of the Credit Documents and to secure the Obligations, including, without limitation, executing and delivering, or causing to be executed and delivered, such further Credit Documents or instruments as may be necessary or desirable to (i) give the Lender a first priority Lien in any and all property and assets now or hereafter acquired by any Credit Party, subject only to Permitted Liens, and (ii) to assign all or any part of the Lender’s rights and obligations hereunder to any Assignee.

Section 16.7	Judgment Currency

If for the purpose of obtaining judgment in any court it is necessary to convert all or any part of the liabilities or any other amount due to the Lender in respect of any of the Borrowers’ obligations under this Agreement in any currency (the “Original Currency”) into another currency (the “Other Currency”), each Credit Party to the fullest extent that it may effectively do so, agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is paid or satisfied. The obligations of the applicable Borrower in respect of any sum due in the Original Currency from it to the Lender shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such Other Currency the Lender may, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such Loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender agrees to remit such excess to the applicable Borrower.

Section 16.8	Waivers

No failure to exercise, and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the exercise of any other right, remedy, power or privilege.

Section 16.9	Reimbursement of Expenses

The Credit Parties jointly and severally agree to: (a) pay or reimburse the Lender on demand, for all of its reasonable out-of-pocket costs and expenses (including reasonable legal fees and disbursements) incurred in connection with the preparation, negotiation and execution of this Agreement and the other Credit Documents including any subsequent amendments of this Agreement or any other Credit Document, and the consummation and the administration of the

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transactions contemplated hereby including the reasonable fees and disbursements of counsel to the Lender; and (b) pay or reimburse, on demand, the Lender for all its costs and expenses (including legal fees) incurred in connection with the determination, preservation and enforcement of any responsibilities, rights and remedies under this Agreement and the other Credit Documents, including the reasonable fees and disbursements of its counsel. The obligations of the Credit Parties under this Section 16.9 shall survive the repayment of all Advances and the termination of the Facilities.

Section 16.10	Governing Law

This Agreement and each of the Credit Documents (unless the particular Credit Document otherwise provides) are governed by, and are to be construed and interpreted in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein.

Section 16.11	Submission to Jurisdiction

Each Credit Party irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each Credit Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. Each Credit Party hereby irrevocably consents to the service of any and all process in such action or proceeding by the delivery of such process to such Borrower at its address provided in accordance with Section 16.3.

Section 16.12	Waiver of Trial by Jury

Each Credit Party hereby knowingly voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement or any other Credit Document, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Lender or of the applicable Borrower or any other Credit Parties. Each Credit Party acknowledge and agree that they have received full and sufficient consideration for this provision (and each other provision of each other Credit Document to which it is a party) and that this provision is a material inducement for the Lender entering into this Agreement and each other Credit Document.

Section 16.13	Counterparts

This Agreement and the Credit Documents may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. This Agreement and the Credit Documents may be executed and delivered by facsimile transmission or PDF and each of the parties hereto may rely on such facsimile signature of PDF as though that facsimile signature or PDF were an original hand-written signature.

Section 16.14	Excluded Subsidiaries

The parties hereto acknowledge and agree that each Excluded Subsidiary is not a Credit Party for purposes of this Agreement or any of the Credit Documents.

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Section 16.15	Entire Agreement

This Agreement and all other Credit Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral.

Section 16.16	Acknowledgement

Each Credit Party hereby acknowledges, confirms and agrees that all Credit Documents (including without limitation Security documents) previously, now or hereafter delivered by such Credit Party in favour of the Lender remain in full force and effect in accordance with their respective terms, subject to any amendments thereof from time to time. For greater certainty, each Credit Party that has previously executed and delivered a Security document hereby acknowledges and confirms that each such Security document secures the obligations of such Credit Party under and in connection with this Agreement and all other relevant Credit Documents.

Section 16.17	Previous Consent - PSF

The Lender and the Borrower  hereby acknowledge and confirm that, subject to the provisions hereof, the Lender previously consented under Section 15.17 of Original Credit Agreement to VFI and the Canadian Borrower, as applicable, entering into and carrying out (subject to Section 13.2(24) hereof) their obligations under the Delta 3 Lease (as that term is defined in the Original Credit Agreement).  In furtherance of the foregoing, the Lender hereby confirms that (subject to what is stated below regarding FCC) it previously released under the Original Credit Agreement its applicable security interest, if any, in the land owned by VFI located at 4431 80th Street, Delta, British Columbia (the legal description of which is contained on Schedule A to the Delta 3 Lease), the greenhouses owned by the Canadian Borrower which are located on the Delta 3 Location (as that term is defined in the Original Credit Agreement), and the personal property owned by VFI and/or the Canadian Borrower which are located on the Delta 3 Location (except for and excluding for greater certainty that personal property which is used solely in respect of the tomato growing operations conducted by one or more of the Credit Parties at such location).  Notwithstanding the consent reiterated herein, all provisions of this Agreement and the Credit Documents continue to remain in full force and effect with respect to the Credit Parties as PSF is a wholly-owned subsidiary of the Credit Parties.

Section 16.18	Previous Consent.

The Lender and the Borrower hereby acknowledge and confirm that, subject to the provisions hereof, the Lender previously consented under Section 15.18 of the Original Credit Agreement (from and with effect as of February 27, 2019 in respect of clause (i) below and from and with effect as of May 20, 2019 in respect of clause (ii) below) to the US Borrower entering into and carrying out (subject to Section 13.2(24) hereof) its obligations under (i) the LLC Agreement and the joint venture transaction contemplated therein, and (ii) the AVGG LLC Agreement and the joint venture transaction contemplated therein. Notwithstanding the consent reiterated herein, all provisions of this Agreement and the Credit Documents continue to remain

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in full force and effect with respect to the Credit Parties as each of Hemp JV Co and AVGG Hemp JV Co is an Affiliate of the Credit Parties.

Section 16.19	Amendment and Restatement of Original Agreement

This Agreement amends, restates, consolidates and supplements certain provisions of the Original Credit Agreement and shall not be considered a novation thereof.  Any provision hereof which differs from or is inconsistent with a provision of the Original Credit Agreement constitutes an amendment to the Original Credit Agreement with each such amendment being effective as and from the date hereof.  The provisions of the Original Credit Agreement as amended hereby have been consolidated and restated in this Agreement.  This Agreement will not discharge or constitute a novation of any debt, obligation, covenant or agreement contained in the Original Credit Agreement or in any collateral, agreements, certificates and other documents executed and delivered by or on behalf of the Credit Parties in respect thereof or in connection therewith, but same shall remain in full force and effect save to the extent same are amended by the provisions of this Agreement.  All representations and warranties set out in this Agreement are freshly made on the date hereof except to the extent made as of a specific date referred to herein, but nothing herein shall release or otherwise affect the Credit Parties’ liability in connection with the representations and warranties contained in the Original Credit Agreement. Notwithstanding any other provision hereof, each Guarantor confirms that its existing Guarantee of the Obligations continues to guarantee, inter alia, all of such indebtedness, liabilities and obligations, including but not limited to that arising under this Agreement (the “Guaranteed Obligations”). Each Credit Party confirms that each Security document to which it is (or any of its predecessors was) a party remains in full force and effect, unamended, and in the case of the Borrower, continues to secure the Obligations, and in the case of each Guarantor, continues to secure its Guaranteed Obligations. Where applicable, section references to the Original Credit Agreement in the Security documents and Guarantees granted in connection with the Original Credit Agreement shall be deemed to be amended, as applicable, to refer to the corresponding section references of this Agreement.

[SIGNATURE PAGES FOLLOW]

The parties have executed this Agreement as of the day and year first written above.

4700 – 80th Street Delta, BC V4K 3N3 Attention: Chief Financial Officer Facsimile: (604) 940-6312	VILLAGE FARMS CANADA LIMITED PARTNERSHIP by its general partner VILLAGE FARMS CANADA GP INC., as Borrower

	By:	/s/ Stephen C. Ruffini
Name:Stephen C. Ruffini
Title:Executive Vice President and Chief Financial Officer

I have authority to bind the limited partnership

(97)

4700 – 80th Street Delta, BC V4K 3N3 Attention: Chief financial Officer Facsimile: (604) 940-6312	VILLAGE FARMS, L.P., by its general partner VILLAGE FARMS OF DELAWARE, L.L.C., as Borrower

	By:	/s/ Stephen C. Ruffini
Name:Stephen C. Ruffini
Title:Executive Vice President and Chief Financial Officer

I have authority to bind the limited partnership

4700 – 80th Street Delta, BC V4K 3N3 Attention: Chief Financial Officer Facsimile: (604) 940-6312	VILLAGE FARMS INTERNATIONAL, INC., as Guarantor

	By:	/s/ Stephen C. Ruffini
Name:Stephen C. Ruffini
Title:Executive Vice President and Chief Financial Officer

I have authority to bind the corporation

(98)

4700 – 80th Street Delta, BC V4K 3N3 Attention: Chief Financial Officer Facsimile: (604) 940-6312	VILLAGE FARMS CANADA GP INC., as Guarantor

	By:	/s/ Stephen C. Ruffini
Name:Stephen C. Ruffini
Title:Executive Vice President and Chief Financial Officer

I have authority to bind the corporation

4700 – 80th Street Delta, BC V4K 3N3 Attention: Chief Financial Officer Facsimile: (604) 940-6312	VF OPERATIONS CANADA INC., as Guarantor

	By:	/s/ Stephen C. Ruffini
Name:Stephen C. Ruffini
Title:Executive Vice President and Chief Financial Officer

I have authority to bind the corporation

4700 – 80th Street Delta, BC V4K 3N3 Attention: Chief Financial Officer Facsimile: (604) 940-6312	VF U.S. HOLDINGS INC., as Guarantor

	By:	/s/ Stephen C. Ruffini
Name:Stephen C. Ruffini
Title:Executive Vice President and Chief Financial Officer

I have authority to bind the corporation

(99)

4700 – 80th Street Delta, BC V4K 3N3 Attention: Chief Financial Officer Facsimile: (604) 940-6312	AGRO POWER DEVELOPMENT, INC., as Guarantor

	By:	/s/ Stephen C. Ruffini
Name:Stephen C. Ruffini
Title:Executive Vice President and Chief Financial Officer

I have authority to bind the corporation

4700 – 80th Street Delta, BC V4K 3N3 Attention: Chief Financial Officer Facsimile: (604) 940-6312	VILLAGE FARMS OF DELAWARE, L.L.C., as Guarantor

	By:	/s/ Stephen C. Ruffini
Name:Stephen C. Ruffini
Title:Executive Vice President and Financial Officer

I have authority to bind the corporation

(100)

100 King Street West, 11th Floor Toronto, Ontario M5X 1A1 Attention:Director, Asset Based Lending Facsimile:(416) 643-4249	BANK OF MONTREAL

	By:	/s/ Sahil Khullar
Name: Sahil Khullar
Title: Director, Asset Based Lending

	By:	/s/ Anthony Lam
Name: Anthony Lam
Title: Director, Asset Based Lending

111 West Monroe Street 5E Chicago, Illinois 60603 Attention: Director Cross Border Facsimile: (312) 293-4044	BANK OF MONTREAL (Chicago Branch)

	By:	/s/ Laura Ullman
Name: Laura Ullman
Title: SVP/Director

By:
Name:
Title:

(101)